49	Management’s Report on Internal Control Over Financial Reporting

49	Independent Auditors’ Report

51	Consolidated Balance Sheets

52	Consolidated Statements of Earnings

52	Consolidated Statements of Retained Earnings

53	Consolidated Statements of Cash Flows

54	Notes to the Consolidated Financial Statements

54	Note 1 – Nature of Operations and Significant Accounting Policies

62	Note 2 – Business Acquisitions and Combinations

64	Note 3 – Investment in Joint Ventures

65	Note 4 – Discontinued Operations and Long-Term Assets Held for Sale

67	Note 5 – Impairment of Goodwill, Tangible and Intangible Assets

67	Note 6 – Accounts Receivable

67	Note 7 – Inventories

68	Note 8 – Property, Plant and Equipment

68	Note 9 – Intangible Assets

69	Note 10 – Goodwill

69	Note 11 – Other Assets

70	Note 12 – Debt Facilities

72	Note 13 – Deferred Gains and Other Long-Term Liabilities

73	Note 14 – Income Taxes

75	Note 15 – Capital Stock and Contributed Surplus

76	Note 16 – Cumulative Translation Adjustment

76	Note 17 – Stock-Based Compensation Plans

79	Note 18 – Financial Instruments

82	Note 19 – Supplementary Cash Flows Information

83	Note 20 – Contingencies

83	Note 21 – Commitments

83	Note 22 – Government Cost-Sharing

84	Note 23 – Employee Future Benefits

88	Note 24 – Investment Tax Credits

89	Note 25 – Restructuring Costs

90	Note 26 – Variable Interest Entities

92	Note 27 – Operating Segments and Geographic Information

95	Note 28 – Differences Between Canadian and United States Generally Accepted Accounting Principles

104	Note 29 – Comparative Financial Statements

104	Note 30 – Subsequent Events

48 | CAE 2007 Q4 REPORT

Management’s Report on Internal Control Over Financial Reporting

Management of CAE is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f), 15d-15(f) under the Securities Exchange Act of 1934). CAE’s internal control over financial reporting is a process designed under the supervision of CAE’s President and Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with Canadian generally accepted accounting principles.

As of March 31, 2007, Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, Management concluded that the Company’s internal control over financial reporting as of March 31, 2007 was effective.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2007 has been audited by PricewaterhouseCoopers LLP, an independent auditor.

R. E. Brown	A. Raquepas
President and Chief Executive Officer	Vice President
Chief Financial Officer
Montreal, Canada
May 31, 2007

Independent Auditors’ Report

To the Shareholders of CAE Inc.

We have completed an integrated audit of the 2007 consolidated financial statements and internal control over financial reporting of CAE Inc. (the “Company”) as of March 31, 2007 and audits of its 2006 and 2005 consolidated financial statements. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of the Company as of March 31, 2007 and 2006, and the related consolidated statements of earnings, retained earnings and cash flows for each of the three years in the period ended March 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit of the Company’s financial statements as of March 31, 2007 and for the year then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). We conducted our audits of the Company’s financial statements as of March 31, 2006 and for each of the two years in the period ended March 31, 2006 in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2007 and 2006 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2007 in accordance with Canadian generally accepted accounting principles.

As described in note 1 to the consolidated financial statements, the Company has changed its accounting for stock-based compensation.

CAE 2007 Q4 REPORT | 49

Internal control over financial reporting

We have also audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that the Company maintained effective internal control over financial reporting as of March 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testingand evaluatingthe designand operating effectiveness of internalcontrol, and performing such otherprocedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of March 31, 2007 is fairly stated, in all material respects, based on criteria established in Internal Control – Integrated Framework issued by the COSO. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2007 based on criteria established in Internal Control – Integrated Framework issued by the COSO.

50 | CAE 2007 Q4 REPORT

Consolidated Balance Sheets
As at March 31

(amounts in millions of Canadian dollars)	2007	2006

		Restated
		(Note 1)
Assets
Current assets
Cash and cash equivalents	$150.2	$81.1
Accounts receivable (Note 6)	219.8	172.6
Inventories (Note 7)	203.8	180.9
Prepaid expenses	23.5	25.2
Income taxes recoverable	24.7	75.7
Future income taxes (Note 14)	3.7	5.7

	625.7	541.2
Property, plant and equipment, net (Note 8)	986.6	832.1
Future income taxes (Note 14)	81.5	78.2
Intangible assets (Note 9)	36.0	30.5
Goodwill (Note 10)	96.9	92.0
Other assets (Note 11)	129.5	136.2
Long-term assets held for sale (Note 4)	–	5.9

	$1,956.2	$1,716.1

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$403.9	$373.7
Deposits on contracts	184.8	146.4
Current portion of long-term debt (Note 12)	27.2	10.4
Future income taxes (Note 14)	4.9	14.5

	620.8	545.0
Long-term debt (Note 12)	256.0	260.9
Deferred gains and other long-term liabilities (Note 13)	232.7	211.2
Future income taxes (Note 14)	16.8	26.8

	1,126.3	1,043.9

Shareholders’ Equity
Capital stock (Note 15)	401.7	389.0
Contributed surplus (Note 15)	5.7	5.6
Retained earnings	510.2	392.8
Cumulative translation adjustment (Note 16)	(87.7)	(115.2)

	829.9	672.2

	$1,956.2	$1,716.1

Contingencies and commitments (Notes 20 and 21)

The accompanying notes form an integral part of these Consolidated Financial Statements.

R. E. Brown	L. R. Wilson
Director	Director

CAE 2007 Q4 REPORT | 51

Consolidated Statements of Earnings
Years ended March 31

(amounts in millions of Canadian dollars, except per share amounts)	2007	2006	2005

		Restated	Restated
		(Note 1)	(Note 1)
Revenue	$1,250.7	$1,107.2	$986.2

Earnings (loss) before interest and income taxes (Note 27)	$189.4	$104.0	$(372.9)
Interest expense, net (Note 12)	10.6	16.2	32.1

Earnings (loss) before income taxes	$178.8	$87.8	$(405.0)
Income tax expense (recovery) (Note 14)	49.7	18.2	(100.6)

Earnings (loss) from continuing operations	$129.1	$69.6	$(304.4)
Results of discontinued operations (Note 4)	(1.7)	(6.0)	104.8

Net earnings (loss)	$127.4	$63.6	$(199.6)

Basic and diluted earnings (loss) per share from continuing operations	$0.51	$0.28	$(1.23)

Basic earnings (loss) per share	$0.51	$0.25	$(0.81)

Diluted earnings (loss) per share	$0.50	$0.25	$(0.81)

Weighted average number of shares outstanding (basic) (Note 15)	251.1	249.8	247.1

Weighted average number of shares outstanding (diluted) (Note 15)	253.0	252.1	247.9

The accompanying notes form an integral part of these Consolidated Financial Statements.
Consolidated Statements of Retained Earnings
Years ended March 31

(amounts in millions of Canadian dollars)	2007	2006	2005

Retained earnings at beginning of year, as previously reported	$395.7	$340.8	$562.1
Change in accounting policy (Note 1)
AcG-15	–	–	3.3
EIC-162	(2.9)	(1.6)	(1.9)

Retained earnings at beginning of year, restated	$392.8	$339.2	$563.5
Net earnings (loss)	127.4	63.6	(199.6)
Dividends	(10.0)	(10.0)	(24.7)

Retained earnings at end of year	$510.2	$392.8	$339.2

The accompanying notes form an integral part of these Consolidated Financial Statements.

52 | CAE 2007 Q4 REPORT

Consolidated Statements of Cash Flows
Years ended March 31

(amounts in millions of Canadian dollars)	2007	2006	2005

		Restated	Restated
Operating Activities		(Note 1)	(Note 1)
Net earnings (loss)	$127.4	$63.6	$(199.6)
Results of discontinued operations (Note 4)	1.7	6.0	(104.8)

Earnings (loss) from continuing operations	129.1	69.6	(304.4)
Adjustments to reconcile earnings to cash flows from operating activities:
Impairment of goodwill, tangible and intangible assets (Note 5)	–	–	443.3
Depreciation	55.0	52.5	55.1
Amortization of deferred financing costs	0.8	2.2	7.2
Amortization and write down of intangible and other assets	15.8	22.9	19.7
Future income taxes	(14.2)	5.1	(114.1)
Investment tax credits	19.3	(11.8)	(29.2)
Stock-based compensation plans (Note 17)	24.6	12.2	5.5
Employee future benefit – net	(0.9)	(2.0)	0.9
Other	(10.4)	(3.9)	11.2
Changes in non-cash working capital (Note 19)	20.2	79.1	84.2

Net cash provided by continuing operating activities	239.3	225.9	179.4
Net cash provided by discontinued operating activities	–	2.1	21.6

Net cash provided by operating activities	239.3	228.0	201.0

Investing Activities
Business acquisitions (net of cash and cash equivalents acquired) (Note 2)	(4.4)	2.6	(13.8)
Proceeds from disposal of discontinued operations
(net of cash and cash equivalents disposed) (Note 4, 19)	(3.8)	(4.9)	239.4
Capital expenditures	(158.1)	(130.1)	(118.0)
Proceeds from sale and leaseback of assets	–	–	43.8
Deferred development costs	(3.0)	(1.8)	(9.9)
Deferred pre-operating costs	(5.9)	(0.7)	(1.7)
Other	(2.9)	(9.9)	4.2

Net cash (used in) provided by continuing investing activities	(178.1)	(144.8)	144.0
Net cash used in discontinued investing activities	–	(2.3)	(5.8)

Net cash (used in) provided by investing activities	(178.1)	(147.1)	138.2

Financing Activities
Net borrowing under revolving unsecured credit facilities (Note 12)	(0.6)	(30.7)	(273.7)
Proceeds from long-term debt (Note 12)	45.8	32.1	3.4
Reimbursement of long-term debt (Note 12)	(39.8)	(65.7)	(50.5)
Dividends paid	(9.8)	(9.7)	(24.0)
Common stock issuance (Note 15)	10.0	8.0	3.6
Other	(2.1)	11.6	0.7

Net cash provided by (used in) continuing financing activities	3.5	(54.4)	(340.5)
Net cash provided by discontinued financing activities	–	1.2	3.2

Net cash provided by (used in) financing activities	3.5	(53.2)	(337.3)

Effect of foreign exchange rate changes on cash and cash equivalents	4.4	(8.1)	(2.3)

Net increase (decrease) in cash and cash equivalents	69.1	19.6	(0.4)
Cash and cash equivalents at beginning of year	81.1	61.5	61.9

Cash and cash equivalents at end of year	$150.2	$81.1	$61.5

Cash and cash equivalents related to:
Continuing operations	$150.2	$81.1	$57.1
Discontinued operations (Note 4)	–	–	4.4

	$150.2	$81.1	$61.5

Supplementary Cash Flows Information (Note 19)
The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE 2007 Q4 REPORT | 53

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years ended March 31, 2007, 2006 and 2005 (amounts in millions of Canadian dollars)

NOTE 1 – NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

CAE Inc. (or the Company) designs, manufactures and supplies simulation equipment and services and develops integrated training solutions for the military, commercial airlines, business aircraft operators and aircraft manufacturers. CAE’s flight simulators replicate aircraft performance in normal and abnormal operations as well as a comprehensive set of environmental conditions utilizing visual systems that contain an extensive database of airports, other landing areas, flying environments, motion and sound cues to create a fully immersive training environment. The Company offers a full range of flight training devices based on the same software used in its simulators. The Company also operates a global network of training centres in locations around the world.

The Company’s operations are managed through four segments:

(i)	Simulation Products/Civil – Designs, manufactures and supplies civil flight simulators, training devices and visual systems.

(ii)	Simulation Products /Military – Designs, manufactures and supplies advanced military training products for air, land and sea applications.

(iii)	Training & Services/Civil – Provides business and commercial aviation training and related services.

(iv)	Training & Services/Military – Supplies military turnkey training and operational solutions, support services, life extensions, systems maintenance and modeling and simulation solutions.

Prior to fiscal 2006, the Company’s operations were broken down into the following operating segments: Military Simulation & Training (Military), Civil Simulation & Training (Civil) and Marine Controls (Marine) until the latter’s disposal in the fourth quarter of fiscal 2005.

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND FINANCIAL STATEMENT PRESENTATION

The accounting policies of CAE Inc. and its subsidiaries conform, in all material respects, to Canadian generally accepted accounting principles (GAAP), as defined by the Canadian Institute of Chartered Accountants (CICA). In some respects, these accounting principles differ from United States generally accepted accounting principles (U.S. GAAP). The main differences are described in Note 28. Except where otherwise indicated, all amounts in these consolidated financial statements are expressed in Canadian dollars.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with GAAP requires CAE’s management (Management) to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the period reported. Management reviews its estimates on an ongoing basis, particularly as they relate to accounting of long-term contracts, useful lives, employee future benefits, income taxes, impairment of long-lived assets and goodwill, based on Management’s best knowledge of current events and actions that the Company may undertake in the future. Actual results could differ from those estimates; significant changes in estimates and/or assumptions could result in the impairment of certain assets.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of CAE Inc. and of all its majority-owned subsidiaries, and variable interest entities for which the Company is the primary beneficiary. They also include the Company’s proportionate share of assets, liabilities and earnings of joint ventures in which the Company has an interest (refer to Note 3). All significant intercompany accounts and transactions have been eliminated. Investments over which the Company exercises significant influence are accounted for using the equity method and portfolio investments are accounted for using the cost method.

On January 1, 2005, the Company adopted CICA Accounting Guideline -15 (AcG-15), Consolidation of Variable Interest Entities, on a retroactive basis without restatement of prior periods. AcG-15 provides a framework for identifying variable interest entities (VIEs) and for determining when an entity should include the assets, liabilities and results of operations of a VIE in its consolidated financial statements.

In general, a VIE is a corporation, partnership, limited-liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that lack the power to make significant decisions about activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

54 | CAE 2007 Q4 REPORT

AcG-15 requires a VIE to be consolidated if a variable interest holder (a party with an ownership, contractual or other financial interest in the VIE) is exposed to a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns (if no party is exposed to a majority of the VIE’s losses), or both (the primary beneficiary). Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities and non-controlling interests at fair value at the date the enterprise became the primary beneficiary. However, for variable interest entities created prior to the initial adoption of AcG-15, the assets, liabilities and non-controlling interests of these entities must be initially consolidated as if the entities were always consolidated based on the majority voting interest. AcG-15 also requires disclosures on VIEs that the variable interest holder is not required to consolidate, but in which it has a significant variable interest.

The adoption of AcG-15 on January 1, 2005 resulted in an increase in total assets, liabilities, and retained earnings of $46.9 million, $43.7 million, and $3.3 million, respectively and a decrease in the currency translation adjustment of $0.1 million in the fiscal 2005 consolidated financial statements (refer to Note 26).

REVENUE RECOGNITION

Multiple-element arrangements

The Company sometimes enters into multiple-element revenue arrangements, which may include a combination of design, engineering and manufacturing of flight simulators, spare parts and maintenance. A multiple-element arrangement are separated into more than one unit of accounting, and applicable revenue recognition criteria is considered separately for the different units of accounting if all of the following criteria are met:

(i)	The delivered item has value to the customer on a stand-alone basis.

(ii)	There is objective and reliable evidence of the fair value of the undelivered item (or items).

(iii)	If the arrangement includes a general right of return related to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor.

The allocation of the revenue from a multiple deliverable agreement is based on fair value of an undelivered item as evidenced by the price of the item regularly charged by the Company on an individual basis or on other basis’ covered by the concept of vendor-specific objective evidence as presented in the Statement of Position (SOP) 97-2, Software Revenue Recognition issued by the American Institute of Certified Public Accountants. The Company does enter into stand-alone transactions on a regular basis in regards to the sale of spare parts and maintenance arrangements, therefore the price charged when the elements are sold separately is readily available. The process for determining fair value of undelivered items, with respect to the design, engineering and manufacturing of flight simulators, entails evaluating each transaction and taking into account the unique features of each deal.

The applicable revenue recognition criteria for the separated units of accounting in regards to the individual design, engineering and manufacturing of flight simulators, spare parts and maintenance elements are described below.

Long-term contracts

Revenue from long-term contracts for the design, engineering and manufacturing of flight simulators is recognized using the percentage-of-completion method when there is persuasive evidence of an arrangement, when the fee is fixed or determinable and when collection is reasonably certain. Under this method, revenue and earnings are recorded as related costs are incurred, on the basis of the percentage of actual costs incurred to date, related to the estimated total costs to complete the contract. The cumulative impact of any revisions in cost and earnings estimates are reflected in the period in which the need for a revision becomes known. Provisions for estimated contract losses, if any, are recognized in the period in which the loss is determined. Contract losses are measured at the amount by which the estimated total costs exceed the estimated total revenue from the contract. Warranty provisions are recorded when revenue is recognized, based on past experience. Generally, no right of return or complementary upgrade is provided to customers. Post-delivery customer support is billed separately, and revenue is recognized over the support period.

Product maintenance

Revenue from maintenance contracts is recognized in earnings on a straight-line basis over the contract period. In situations when it is clear that costs will be incurred by using a basis other than a straight-line method, based on historical evidence, revenue is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract.

Spare parts

Revenue from the sale of spare parts is recognized when there is persuasive evidence of an arrangement, delivery has occured, the fee is fixed or determinable and collection is reasonably assured.

CAE 2007 Q4 REPORT | 55

NOTE 1 – NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Software arrangements

The Company also enters into software arrangements to sell, independently or in multiple-element arrangements, standalone software, services, maintenance and software customization. Revenue from software arrangements is recognized in accordance with the guidance set out SOP 97-2, as described in more detail as follows:

(i)	Stand-alone products

Revenue from software license arrangements that do not require significant production, modification, or customization of software, is recognized when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured.

(ii)	Consulting services

Revenues arising from direct consulting or training services that are provided to customers are recognized as the services are rendered.

(iii)	Maintenance

Maintenance and support revenues are recognized ratably over the term of the related agreements.

(iv)	Multiple-element arrangements

The Company sometimes enters into multiple-element revenue software arrangements, which may include any combination of software, services or training, customization and maintenance. In such instances, the fee is allocated to the various elements as previously described.

(v)	Long-term software arrangements

Revenues from fixed-price software arrangements and software customization contracts that require significant production, modification, or customization of software are also recognized under the percentage-of-completion method.

Training services

Training services are recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, recovery is reasonably certain and the services have been rendered.

FOREIGN CURRENCY TRANSLATION

Self-sustaining foreign operations

Assets and liabilities of self-sustaining foreign operations are translated at exchange rates in effect at the balance sheet date and revenue and expenses are translated at the average exchange rates for the period. Foreign gains or losses arising from the translation into Canadian dollars are included in the cumulative translation adjustment account, which is a separate component of shareholders’ equity. Accumulated amounts in the cumulative translation adjustment account are released to the Consolidated Statements of Earnings when the Company reduces its net investment in foreign operations by way of a reduction in capital or through the settlement of long-term intercompany balances, which had been considered part of the Company’s net investment.

Foreign currency transactions

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at the prevailing exchange rate at the balance sheet date. Non-monetary assets and liabilities denominated in currencies other than the functional currency and revenue and expense items are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions. Translation gains or losses are included in the determination of earnings, except those related to long-term intercompany account balances, which form part of the net investment in foreign operations, and those arising from the translation of foreign currency debt that has been designated as a hedge of the net investment in subsidiaries, which are included in the cumulative translation adjustment account.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of highly-liquid investments with original terms to maturity of 90 days or less.

ACCOUNTS RECEIVABLE

Receivables are recorded at fair value, net of a provision for doubtful accounts, based on expected recoverability. The Company is involved in a program under which it sells certain of its accounts receivable to a third party for a cash consideration without recourse to the Company. These transactions are accounted for when the Company is considered to have surrendered control over the transferred accounts receivable. Losses and gains on these transactions are recognized in net earnings (loss).

INVENTORIES

Raw materials are valued at the lower of cost and replacement cost. Spare parts to be used in the normal course of business are valued at the lower of cost and replacement cost.

56 | CAE 2007 Q4 REPORT

Work in process is stated at the lower of average cost and net realizable value. The cost of work in process includes material, labour, and an allocation of manufacturing overhead.

Long-term contract inventories resulting from applying the percentage-of-completion method to account for revenues for most of the Company’s long-term contracts have been reclassified from accounts receivable to be included as part of inventories and consist of materials, direct labour, relevant manufacturing overhead, and estimated contract margins.

LONG-LIVED ASSETS

Property, plant and equipment and amortization

Property, plant and equipment are recorded at cost less accumulated depreciation, net of any impairment charges. The declining balance and straight-line methods are used to calculate amortization over the estimated useful lives of the assets as follows:

	Method	Rates/ Years

Buildings and improvements	Declining balance / Straight-Line	5% – 10% / 10 to 20 years
Simulators	Straight-Line (10% residual)	Not exceeding 25 years
Machinery and equipment	Declining balance / Straight-Line	20% – 35% / 3 to 10 years

Asset retirement obligations

Asset retirement obligations are recognized in the period in which the Company incurs a legal obligation associated to the retirement of an asset. The obligation is measured initially at fair value discounted to its present value using a credit adjusted risk-free interest rate, and the resulting costs are capitalized into the carrying value of the related assets. The associated liability is accreted to the estimated fair value of the obligation at the settlement date through periodic accretion charges to earnings. Costs related to asset retirement obligations are depreciated over the remaining useful life of the underlying asset.

Leases

The Company enters into leases in which substantially all the benefits and risks of ownership transferred to the Company are recorded as capital leases and classified as property, plant and equipment and long-term borrowings. All other leases are classified as operating leases under which leasing costs are expensed in the period in which they are incurred and straight-line over the term of the lease. Gains, net of transaction costs, related to the sale and leaseback of simulators are deferred and the net gains in excess of the residual value guarantees are amortized over the term of the lease. When at the time of the sale and leaseback transactions, the fair value of the asset is less than the carrying value; the difference is recognized as a loss in the Company’s net earnings (loss) immediately. The residual value guarantees are ultimately recognized in the Company’s net earnings (loss) upon expiry of the related sale and leaseback agreement.

Interest capitalization

Interest costs relating to the construction of simulators, buildings for training centres and other internally developed assets are capitalized as part of the cost of property, plant and equipment. Capitalization of interest ceases when the asset is completed and ready for productive use.

Intangible assets with definite useful lives and amortization

Intangible assets with definite useful lives are recorded at their fair value at the acquisition date. Amortization is calculated using the straight-line method for all intangible assets over their estimated useful lives as follows:
		Weighted
		average
	Amortization	amortization
	period	period

Trade names	2 to 17 years	16
Customer relations	5 to 10 years	8
Customer contractual agreements	10 to 15 years	11
Enterprise resource planning and other software	5 to 7 years	6
Other intangible assets	5 to 20 years	12

Impairment of long-lived assets

Long-lived assets or asset groups are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the assets may not be recoverable, as measured by comparing its carrying amount to the estimated undiscounted future cash flows generated by their use and eventual disposal. Impairment, if any, is measured as the excess of the carrying amount of the asset or asset group over its fair value.

CAE 2007 Q4 REPORT | 57

NOTE 1 – NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

OTHER ASSETS

Research and development costs

Research costs are charged to consolidated earnings (loss) in the period in which they are incurred. Development costs are also charged to consolidated earnings (loss) in the period incurred unless they meet all the criteria for deferral, as per CICA Handbook Section 3450, Research and Development Costs, and their recovery is reasonably assured. Government contribution arising from research and development activities is deducted from the related costs or assets, if deferred. Amortization of development costs deferred to future periods commences with the commercial production of the product and is charged to consolidated earnings (loss) based on anticipated sales of the product, when possible, over a period not exceeding five years using the straight-line method.

Pre-operating costs

The Company defers costs incurred during the pre-operating period for all new operations related to training centres. Pre-operating costs are incremental in nature and are considered by Management to be recoverable from the future operations of the new training centre. Capitalization ceases upon the opening of the training centre. Deferred pre-operating costs are amortized over a five–year period using the straight-line method.

Deferred financing costs

Costs incurred with the issuance of long-term debt are deferred and amortized on a straight-line basis over the term of the related debt. Costs related to sale and leaseback agreements are amortized on a straight-line basis over the term of the lease.

Restricted cash

Under the terms of subsidiaries external bank financing and some government-related sales contracts, the Company is required to hold a defined amount of cash as collateral.

BUSINESS COMBINATIONS AND GOODWILL

Acquisitions are accounted for using the purchase method and, accordingly, the results of operations of the acquired business are included in the Consolidated Statements of Earnings effective on their respective dates of acquisition.

Goodwill represents the excess of the cost of acquired businesses over the net of the amounts assigned to identifiable assets acquired and liabilities assumed. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate a potential impairment in value.

The impairment test consists of a comparison of the fair value of the Company’s reporting units with their carrying amount. When the carrying amount of the reporting unit exceeds its fair value, the Company compares, in a second phase, the fair value of goodwill related to the reporting unit to its carrying value and recognizes, if required, an impairment loss equal to the excess. The fair value of a reporting unit is calculated based on one or more fair value measures, including present value techniques of estimated future cash flows and estimated amounts at which the unit, as a whole, could be purchased or sold in a current transaction between willing unrelated parties. If the carrying amount of the reporting unit exceeds its fair value, the second phase requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of that reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in consolidated net earnings (loss).

INCOME TAXES AND INVESTMENT TAX CREDITS

The Company uses the tax liability method to account for income taxes. Under this method, future income tax assets and liabilities are determined according to differences between the carrying value and the tax bases of assets and liabilities.

This method also requires the recognition of future tax benefits, such as net operating loss carry forwards, to the extent that the realization of such benefits is more likely than not. A valuation allowance is recognized to the extent that, in the opinion of Management, it is more likely than not that the future income tax assets will not be realized.

Future tax assets and liabilities are measured by applying enacted or substantively enacted rates and laws at the date of the consolidated financial statements for the years in which the temporary differences are expected to reverse.

The Company does not provide for income taxes on undistributed earnings of foreign subsidiaries that are not expected to be repatriated in the foreseeable future.

Investment tax credits (ITCs) arising from research and development (R&D) activities are deducted from the related costs and are accordingly included in the determination of net earnings (loss) when there is reasonable assurance that the credits will be realized. ITCs arising from the acquisition or development of property, plant and equipment and deferred development costs are deducted from the cost of those assets with amortization calculated on the net amount.

58 | CAE 2007 Q4 REPORT

The Company is subject to examination by taxation authorities in various jurisdictions. The determination of tax liabilities and ITCs recoverable involve certain uncertainties in the interpretation of complex tax regulations. Therefore, the Company provides for potential tax liabilities and ITCs recoverable based on Management’s best estimates. Differences between the estimates and the ultimate amounts of taxes and ITCs are recorded in net earnings (loss) at the time they can be determined.

STOCK-BASED COMPENSATION PLANS

The Company’s stock-based compensation plans consist of five individual plans: an Employee Stock Option Plan (ESOP), an Employee Stock Purchase Plan (ESPP), a Deferred Share Unit (DSU) plan for executives, a Long-Term Incentive Deferred Share Unit (LTI-DSU) plan and a Long-Term Incentive Restricted Share Unit (LTI-RSU) plan. All plans are described in Note 17.

Using the fair value method, compensation expense is measured at the grant date and recognized over the service period with a corresponding increase to contributed surplus in shareholders’ equity. The Company estimates the fair value of options using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, valuation models generally require the input of highly-subjective assumptions including expected stock price volatility.

In Note 17, pro forma consolidated net earnings (loss) and pro forma basic and diluted net earnings (loss) per share figures are presented as if the fair value based method of accounting had been used to account for stock options granted to employees during fiscal 2003.

A compensation expense is also recognized for the Company’s portion of the contributions made under the ESPP and for the grant date amount of vested units at their respective valuations for the DSU, LTI-DSU and LTI-RSU plans. Any subsequent changes in the Company’s stock price affect the compensation expense. Since fiscal 2004, the Company entered into an equity swap agreement with a major Canadian institution in order to reduce its cash and earnings exposure related to the fluctuation in the Company’s share price relating to the DSU and LTI-DSU programs.

CAE’s practice is to issue options in May of each fiscal year or at the time of hiring of new employees or new appointments. In both instances these options vest equally over four years. Any consideration paid by plan participants on the exercise of share options or the purchase of shares is credited to share capital together with any related stock-based compensation expense.

Since the adoption of Emerging Issues Committee (EIC)-162 in the third quarter of fiscal 2007, the Company recognizes the stock-based compensation expense for employees who will become eligible for retirement during the vesting period over the period from grant date to the date the employee becomes eligible to retire. In addition, if an employee is eligible to retire on the grant date, the compensation expense must be recognized at that date.

EMPLOYEE FUTURE BENEFITS

The Company maintains defined benefit pension plans that provide benefits based on length of service and final average earnings. The service costs and the pension obligations are actuarially determined using the projected benefit method prorated on employee service and Management’s best estimate of expected plan investment performance, salary escalation and retirement ages of employees. For the purpose of calculating the expected return on plan assets, the relevant assets are valued at fair value. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the remaining service period of active employees. Past service costs, arising from plan amendments, are deferred and amortized on a straight-line basis over the average remaining service live of active employees at the date of amendment.

When a curtailment arises, any unamortized past service costs associated with the reduction of future services is recognized immediately. Also, the increase or decrease in benefit obligations is recognized as a loss or gain, net of unrecognized actuarial gains or losses. Finally, when an event gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

EARNINGS PER SHARE

Earnings per share are calculated by dividing consolidated net earnings (loss) available for common shareholders by the weighted average number of common shares outstanding during the year. The diluted weighted average number of common shares outstanding is calculated by taking into account the dilution that would occur if the securities or other agreements for the issuance of common shares were exercised or converted into common shares at the later of the beginning of the period or the issuance date unless it is anti-dilutive. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period.

CAE 2007 Q4 REPORT | 59

NOTE 1 – NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

DISPOSAL OF LONG-LIVED ASSETS AND DISCONTINUED OPERATIONS

Long-lived assets to be disposed of by sale are measured at the lower of their carrying amounts or fair value less selling costs and are not amortized as long as they are classified as assets to be disposed of by sale.

Operating results of a company’s components disposed of by sale or being classified as held-for-sale are reported as discontinued operations if the operations and cash flows of those components have been, or will be, eliminated from the Company’s current operations pursuant to the disposal and if the Company does not have significant continuing involvement in the operations of the component after the disposal transaction. A component of an enterprise includes operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company’s operations and cash flows.

HEDGING RELATIONSHIPS AND DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into forward, swap and option contracts to reduce the financial risk related to its exposure to fluctuations in interest rates and foreign exchange rates. The interest rate risk associated with certain long-term debt is hedged through interest rate swaps. The foreign currency risk associated with certain purchase and sales commitments denominated in a foreign currency is hedged through a combination of forward contracts and options. The Company does not use any derivative financial instruments for trading or speculative purposes.

Effective April 1, 2004, the Company prospectively adopted CICA Accounting Guideline (AcG) AcG-13, Hedging Relationships and CICA Emerging Issues Committee Abstract 128 (EIC-128), Accounting for Trading, Speculative or Non-Hedging Derivative Financial Instruments. AcG-13 addresses the identification, designation, documentation and effectiveness of hedging relationships for the purpose of applying hedge accounting, and the discontinuance of hedge accounting. Under this guideline, complete documentation of the information related to hedging relationships is required, and the effectiveness of the hedges must be demonstrated and documented. EIC-128 deals with the issue of how to account for a freestanding derivative financial instrument that gives rise to a financial asset or liability and does not qualify for hedge accounting. The adoption of this guideline and abstract did not have a material impact on the Company’s Consolidated Financial Statements.

Gains and losses on foreign currency contracts designated as effective as hedges are recognized in the Consolidated Statements of Earnings during the same period as the underlying revenues and expenses. For interest rate swaps, the difference between the swap rate and the actual rate is reflected against the related interest expense. CAE assesses, on an ongoing basis, whether the derivatives that are used in hedging transactions are effective in offsetting changes in fair values or cash flows of hedged items.

Realized and unrealized gains or losses associated with derivative instruments, which have been terminated or cease to be effective prior to maturity, are deferred under other current, or non-current, assets or liabilities on the Consolidated Balance Sheets and recognized in earnings (loss) in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matured prior to the termination of the related derivative instrument, any realized or unrealized gain or loss on such derivative instrument is recognized in earnings (loss). Interest payments relating to swap contracts are recorded in net earnings (loss) over the life of the underlying transaction using the accrual method as an adjustment to interest income or interest expense.

GOVERNMENT COST SHARING

Contributions from Industry Canada under the Technology Partnerships Canada program (TPC) and from Investissement Québec for costs incurred in research and development (R&D) programs, are recorded as a reduction of costs or as a reduction of capitalized costs. A liability to repay the government contribution is recognized when conditions arise. The repayment thereof is reflected in the consolidated statements of earnings when royalties become due.

SEVERANCE, TERMINATION BENEFITS AND COSTS ASSOCIATED WITH EXIT AND DISPOSAL ACTIVITIES

In accordance with EIC-134, Accounting for Severance and Termination Benefits and EIC-135, Accounting for Costs Associated with Exit and Disposal Activities (Including Costs Incurred in a Restructuring), the Company recognizes severance benefits that do not vest when the decision is made to terminate the employee. Special termination benefits are accounted for when Management commits to a plan that specifically identifies all significant actions to be taken and commits the entity to the event that obligates it under the terms of the contract with its employees to pay such termination benefits. Such termination benefits and the benefit arrangement are communicated to the employees in sufficient detail to enable them to determine the type and amount of benefits they will receive when their employment is terminated. All other costs associated with restructuring, exit and disposal activities are recognized in the period in which they are incurred and measured at their fair value. CAE has applied these guidelines for severance termination benefits and other restructuring costs as described in Note 25.

60 | CAE 2007 Q4 REPORT

DISCLOSURE OF GUARANTEES

The Company discloses information concerning certain types of guarantees that may require payments, contingent on specified types of future events. In the normal course of business, CAE issues letters of credit and performance guarantees.

CHANGE IN ACCOUNTING POLICY

EIC-162: Stock-Based Compensation for Employees Eligible to Retire Before the Vesting Date

During the third quarter of fiscal 2007, the Company adopted EIC-162, Stock-Based Compensation for Employees Eligible to Retire Before the Vesting Date. This abstract stipulates that the stock-based compensation expense for employees who will become eligible for retirement during the vesting period be recognized over the period from grant date to the date the employee becomes eligible to retire. In addition, if an employee is eligible to retire on the grant date, the compensation expense must be recognized at that date. The abstract requires retroactive restatement of prior periods.

The impact, in these consolidated financial statements, of adopting EIC-162 is an increase to contributed surplus by $0.2 million on April 1, 2005 and a decrease to contributed surplus by $0.2 million on April 1, 2006. Also, the adoption of the abstract resulted in a cumulative charge of $1.9 million to retained earnings on April 1, 2004, $1.6 million on April 1, 2005 and $2.9 million on April 1, 2006. In addition, the Company was impacted by a $2.2 million increase to the stock-based compensation expense for the fiscal year ended March 31, 2006 and $0.1 million decrease for the fiscal year ended March 31, 2005. This standard had a $0.01 and a nil impact on the basic and diluted earnings per share for the fiscal years ending March 31, 2006, and March 31, 2005 respectively.

FUTURE CHANGES TO ACCOUNTING STANDARDS

Financial instruments – recognition and measurement, hedges and comprehensive income

In January 2005, the Accounting Standards Board (AcSB) issued three new standards dealing with financial instruments: (i) Financial Instruments – Recognition and Measurement; (ii) Hedges; and (iii) Comprehensive Income. These sections are required for public companies for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2006.

CICA Handbook Section 3855, Financial Instruments – Recognition and Measurement prescribes when a financial instrument should be recognized on the balance sheet and the measurement method, using fair value. It also specifies how financial instrument gains and losses should be presented.

CICA Handbook Section 3865, Hedges allows optional treatment providing that hedges be designated as either fair value hedges, cash flow hedges or hedges of a net investment in a self-sustaining foreign operation. For a fair value hedge, the gain or loss attributable to the hedged risk is recognized in net income in the period of change together with the offsetting loss or gain on the hedged item attributable to the hedged risk. The carrying amount of the hedged item is adjusted for the hedged risk. For a cash flow hedge or for a hedge of a net investment in a self-sustaining foreign operation, the effective portion of the hedging item’s gain or loss is initially reported in Other Comprehensive Income and subsequently reclassified to net income when the hedged item affects net income.

CICA Handbook Section 1530, Comprehensive Income, and has amended Section 3250, Surplus, by renaming it Section 3251, Equity. These standards require enterprises to present comprehensive income and its components as well as net income in its financial statements and to separately present changes in equity during the period as well as components of equity at the end of the period, including comprehensive income.

The Company is currently evaluating the impact of this new standard.

Financial instrument – disclosures and presentation

In April 2005, the AcSB issued CICA Handbook Section 3861, Financial instruments – Disclosure and presentation. This section establishes standards for presentation of financial instruments and non-financial derivatives and identifies information that should be disclosed about them. This section applies to fiscal years beginning on or after October 1, 2006. In December 2006, the AcSB issued CICA Handbook Section 3862, Financial instruments – Disclosures and Section 3863, Financial instruments – Presentation. These standards revise Section 3861. Under these new sections, entities will be required to disclose information that enables users to evaluate the significance of a financial instrument to an entity’s financial position and performance. These sections apply to fiscal years beginning on or after October 1, 2007. The Company is currently evaluating the impact of this new standard.

CAE 2007 Q4 REPORT | 61

NOTE 1 – NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Accounting changes

In 2006, the CICA has issued a new section of the CICA Handbook, Section 1506, Accounting Changes. The application of this section is required for public companies for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2007. This new section establishes criteria for changes in accounting policies, along with the accounting treatment and disclosure regarding changes in accounting policies, estimates and correction of errors. This standard will be applied prospectively beginning April 1, 2007. The Company is currently evaluating the impact of this new standard.

Capital disclosure

In December 2006, the AcSB issued Handbook Section 1535, Capital Disclosures, which establishes guidelines for the disclosure of information regarding an entity’s capital and how it is managed. This standard requires disclosure of an entity’s objectives, policies and processes for managing capital, quantitative data about what the entity regards as capital and whether the entity has complied with any capital requirements and, if it has not complied, the consequences of such non-compliance. This standard is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. The Company is currently evaluating the impact of this new standard.

Inventories

In March 2007, the AcSB approved new Section 3031, Inventories, which will replace existing Section 3030 with the same title. The new Section establishes that inventories should be measured at the lower of cost and net realizable value, with guidance on the determination of cost, including allocation of overheads and other costs to inventory and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The final standard is expected to be issued by mid 2007 effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008. The Company is currently evaluating the impact of this new standard.

NOTE 2 – BUSINESS ACQUISITIONS AND COMBINATIONS

KESEM INTERNATIONAL PTY LTD

On December 22, 2006, the Company acquired all the issued and outstanding shares of Kesem International Pty Ltd (Kesem), which offers a range of professional services to support design, analysis and experimentation in the defence and homeland security markets. Total consideration for this acquisition, excluding acquisition costs of $0.3 million, amounted to AUD$5.0 million ($4.6 million) payable in cash in four instalments as follows:

(i)	AUD$3.5 million ($3.1 million) at closing date

(ii)	AUD$0.5 million ($0.5 million) in fiscal 2007

(iii)	AUD$0.5 million ($0.5 million) in fiscal 2008

(iv)	AUD$0.5 million ($0.5 million) in fiscal 2009.

During the fourth quarter of fiscal 2007, the parties have agreed to the distributable working capital adjustment and no significant adjustment was required.

As outlined in the purchase agreement, $1.0 million of the purchase price, paid by CAE on the acquisition date, shall be held in a trust account until the respective instalment date. The last two instalments are subject to adjustments based on the level of revenue for the period ending June 2007 and on the value of awarded contracts for the period ending December 2007. Any changes in the total consideration will be accounted for as a change in goodwill.

The acquisition was accounted for under the purchase method and the operating results have been included from its acquisition date. The allocation of the purchase price is based on Management’s best estimate of the fair value of assets and liabilities. Allocation involves a number of estimates as well as the gathering of information over a number of months.

TERRAIN EXPERTS INC.

On May 20, 2005, the Company acquired all the issued and outstanding shares of Terrain Experts Inc. (Terrex), which develops software tools for terrain database generation and visualization. Total consideration for this acquisition was $11.1 million ($14.0 million) payable in common shares issued by CAE and a nominal cash portion in three instalments as follows:

(i)	1,000,000 shares representing US$4.8 million (approximately $6.1 million issued at a price of $6.13 per share, the closing price of the common shares on the Toronto Stock Exchange (TSX) on May 20, 2005), and US$0.2 million ($0.3 million) together in cash representing US$5.0 million ($6.4 million) at the closing date.

62 | CAE 2007 Q4 REPORT

(ii)	US$3.6 million through the issuance of CAE shares in fiscal 2007 (twelve months following the closing of the acquisition) to be calculated at the TSX stock price on the date of issuance. During fiscal 2007, the Company settled the second instalment of the payment related to the acquisition in the amount of US$3.6 million with cash rather than shares.

(iii)	US$2.5 million through the issuance of CAE shares in fiscal 2008 (twenty four months following the closing of the transaction) to be calculated at the TSX stock price on the date of issuance.

During fiscal 2007, the Company completed the purchase price allocation for this acquisition, and no adjustments were required.

CAE PROFESSIONAL SERVICES (CANADA) INC. (FORMERLY IDENTIFIED AS GREENLEY & ASSOCIATES INC.)

On November 30, 2004, the Company acquired all the issued and outstanding shares of CAE Professional Services (Canada) Inc. (formerly Greenley & Associates Inc. [G&A]), which provides services in the areas of project management, human factors, modelling and simulation. Total consideration for this acquisition amounted to $4.4 million payable in equivalent common shares issued by CAE in four instalments as follows: 424,628 shares (representing $2.0 million) at the closing date; $0.8 million in fiscal 2006; $0.8 million in fiscal 2007; and 169,851 shares (representing $0.8 million at the transaction date) to be issued on November 30, 2007. The number of shares issued (to be issued) to satisfy the first and the fourth payments was calculated based on the average closing share price ($4.71 per share) of CAE common shares on the TSX for the 20-day period ending two days prior to November 30, 2004. The 91,564 shares issued to satisfy the second payment was based on the average closing share price of CAE common shares on the TSX for the 20-day period ending two days before the date of issuance ($8.07 per share). The third payment of $0.8 million was initially considered to be satisfied through the issuance of shares based on the average closing share price of CAE common shares on the TSX for the 20-day period ending two days before the date of issuance. However, during fiscal 2007, the Company settled the third payment with cash rather than shares. During the second quarter of fiscal 2006, the Company completed the purchase price allocation for this acquisition, and no adjustments were required.

SERVICIOS DE INSTRUCCION DE VUELO, S.L

In February 2004, CAE and Iberia Lineas Aereas de España, SA (Iberia) agreed to combine their aviation training operations in Spain after receiving regulatory clearance from the Spanish authorities to commence operations, under an agreement entered into in October 2003.

On May 27, 2004, in connection with the financing of the combined operations, CAE Servicios Globales de Instruccion de Vuelo (España), S.L. (SGIV), a wholly-owned subsidiary of CAE, and Iberia contributed the net assets of their respective training centre facilities to Servicios de Instruccion de Vuelo, S.L. (SIV), with SGIV obtaining ownership of 80% of SIV. SIV financed the acquisition of the assets from SGIV and Iberia through an asset-backed financing transaction (refer to Note 12).

As part of this transaction, should the October 2003 agreement be terminated, SGIV and Iberia will be obliged to repurchase the assets they contributed, in proportion to the fair market value of the assets, for a total amount equal to the outstanding balance under the financing transaction.

As part of the May 27, 2004 agreement (the Agreement), Iberia was to subsequently transfer a simulator that it was leasing from a third party to SIV in exchange for a cash consideration of $5.7 million (E3.5 million). This transaction was accounted for as an increased contribution of property, plant and equipment and in long-term debt with a cash consideration equivalent to the net asset value.

In addition, as part of the Agreement, SIV has agreed to fund an amount up to a maximum of $2.4 million (E1.5 million) to cover any payments made by Iberia to former employees in order to indemnify Iberia for potential costs to be incurred due to certain employment matters. Based on Management’s best estimate of SIV’s potential liability, an amount of $2.4 million (E1.5 million) has been accrued as part of the purchase price and accounted for as goodwill.

FLIGHT TRAINING CENTRE CHILE S.A.

On April 22, 2004, the Company acquired all the issued and outstanding shares of Flight Training Centre Chile S.A. (FTC Chile, located in Santiago, Chile) from LAN Chile S.A. for total cash consideration of $0.9 million (US$0.7 million). The balance of the purchase price was paid in two instalments of US$0.3 million in fiscal 2006 and US$0.8 million in fiscal 2007. This acquisition expanded the Company’s pilot-training operations into the South American market.

CAE 2007 Q4 REPORT | 63

NOTE 2 – BUSINESS ACQUISITIONS AND COMBINATIONS (CONT’D)

The net assets contributed by Iberia to SIV and net assets acquired from Kesem, Terrex, G&A and FTC Chile are summarized as follows:

	2007	2006				2005
(amounts in millions)	Kesem	Terrex	G&A	SIV	FTC Chile	Total

Current assets(1)	$0.9	$1.9	$2.1	$4.6	$0.2	$6.9
Current liabilities	(1.1)	(2.1)	(1.2)	(0.1)	(0.1)	(1.4)
Property, plant and equipment	0.1	0.3	0.3	73.1	2.2	75.6
Other assets	–	3.3	0.5	–	–	0.5
Intangible assets
Trade names	0.1	0.3	0.3	–	–	0.3
Technology	0.1	1.6	–	–	–	–
Customer relations	0.6	0.8	0.5	7.2	–	7.7
Other intangibles	–	–	0.1	–	–	0.1
Goodwill(2)	4.1	4.5	2.5	6.9	–	9.4
Future income taxes	(0.2)	0.5	(0.5)	–	0.4	(0.1)
Long-term debt	–	–	(0.2)	(61.8)	–	(62.0)
Long-term liabilities	(0.2)	–	–	(2.4)	(0.3)	(2.7)

Fair value of net assets
acquired, excluding cash
position at acquisition	4.4	11.1	4.4	27.5	2.4	34.3
Cash position at acquisition	0.5	2.9	–	–	–	–

Fair value of net assets acquired	4.9	14.0	4.4	27.5	2.4	34.3
Less: Balance of purchase price	–	–	–	–	(1.5)	(1.5)
Issuance of 1,000,000 shares (Note 15)	–	(6.1)	–	–	–	–
Issuance of 424,628 shares (Note 15)	–	–	(2.0)	–	–	(2.0)
Shares to be issued(3)	–	(7.6)	(2.4)	–	–	(2.4)
Non-controlling interest	–	–	–	(14.6)	–	(14.6)

Total cash consideration(4):	$4.9	$0.3	$ –	$12.9	$0.9	$13.8

(1)	Excluding cash on hand

(2)	This goodwill is not deductible for tax purposes

(3)	Has been accounted for as a liability pending issuance

(4)	The total cash consideration for the acquisition of Kesem includes acquisition costs of $0.3 million

The net assets of Kesem are included in the Training & Services/Military segment. The net assets of Terrex are included in the Simulation Products/Military segment. The net assets of G&A are included in the Training & Services/Military segment. The net assets of SIV and FTC are included in Training & Services/Civil segment.

NOTE 3 – INVESTMENT IN JOINT VENTURES

The Company’s consolidated balance sheets and consolidated statements of earnings and cash flows as at March 31, 2007 and for the year then ended include, on a proportionate consolidation basis, the impact of its joint venture companies of Zhuhai Xiang Yi Aviation Technology Company Limited – 49%, Helicopter Training Media International GmbH – 50%, Helicopter Flight Training Services GmbH – 25%, and since October 4, 2006, the Emirates-CAE Flight Training center – 50%.

The Company’s consolidated balance sheets and consolidated statements of earnings and cash flows include, on a proportionate consolidation basis, the impact of its joint venture companies of Zhuhai Xiang Yi Aviation Technology Company Limited – 49%, Helicopter Training Media International GmbH – 50%, and Helicopter Flight Training Services GmbH – 25% as at March 31, 2006, and for the year then ended but only includes the joint venture company of Zhuhai Xiang Yi Aviation Technology Company Limited – 49% for the fiscal year ending March 31, 2005.

Except for the Helicopter Training Media International GmbH joint venture, whose operations are essentially focused on designing, manufacturing and supplying advanced helicopter military training product applications, the other joint venture companies’ operations are focused on providing civil and military aviation training and related services.

64 | CAE 2007 Q4 REPORT

The impact on the Company’s consolidated financial statements from all joint ventures is as follows:

(amounts in millions)	2007	2006	2005

Assets
Current assets	$24.5	$22.0	$8.1
Property, plant and equipment and other non-current assets	159.4	42.7	17.6
Liabilities
Current liabilities	12.0	10.9	1.3
Long-term debt (including current portion)	59.2	26.2	–

Earnings
Revenue	$50.0	$42.0	$10.8
Net earnings	6.8	4.0	3.7
Segmented operating income
Simulation Products/Military	1.4	(0.2)	–
Training and Services/Civil	7.5	5.2	4.1
Training and Services/Military	(0.2)	(0.5)	–

Cash flows from (used in):
Operating activities	$4.6	$12.2	$5.8
Investing activities	(39.2)	(26.5)	(14.0)
Financing activities	29.9	26.3	(0.1)

NOTE 4 – DISCONTINUED OPERATIONS AND LONG-TERM ASSETS HELD FOR SALE

DISCONTINUED OPERATIONS

Marine Controls

On February 3, 2005, the Company completed the sale of the substantial components of the Marine Controls segment to L-3 Communications Corporation (L-3), for a cash consideration of $238.6 million. This amount was subject to the approval by L-3 of the net working capital of the Marine Controls segment. The parties have completed the discussions regarding the net working capital in the second quarter of fiscal 2007 and L-3 was paid for the difference in the net working capital. The Company received from L-3 in fiscal 2007, notices of claims for indemnification pursuant to the Sale and Purchase Agreement (SPA), including in respect of allegations that the Company was in breach of certain representations and warranties in the SPA. At this time, neither the outcome of these matters nor the potential future payments, if any, are determinable. The Company intends to assert all available defences against these claims. The aggregate liability for claims made under the SPA is limited to US$25 million.

During the second and third quarters of fiscal 2006, in accordance with the purchase agreement, L-3 acquired the two components of the Marine Controls segment that were subject to regulatory approvals, and assumed the Company’s guarantee of $53.0 million (£23 million) of project-financed related debt for the U.K. Astute Class submarine training program.

The results of the Marine Controls segment have been reported as discontinued operations since the second quarter of fiscal 2005 and have been reclassified in previously reported statements. Interest expense relating to debt not directly attributable to the continuing operations and paid with the proceeds of the sale of the Marine Controls business has been allocated to discontinued operations based on its share of net assets.

Cleaning Technologies and other discontinued operations

In fiscal 2004, the Company completed the sale of its last Cleaning Technologies business, Alpheus Inc., to Cold Jet Inc. The Company was entitled to receive further consideration based on the performance of the business until 2007 and also had certain obligations to Cold Jet Inc. During fiscal 2006, an agreement was reached to settle the further consideration and cancel the outstanding obligations of the Company. Cold Jet paid the Company an amount of $0.2 million.

During the second quarter of fiscal 2007, the Company received early payment, in full, of $9.3 million in secured subordinated promissory long-term notes previously recorded in other assets. These notes, with a carrying value of $7.9 million, were received by the Company as part of the consideration for its sale in 2002 of Ultrasonics and Ransohoff. The repayment resulted in the recognition of $1.4 million of interest revenue during the second quarter due to the accretion of discounts on the long-term notes receivable. The parties have also concluded discussions regarding adjustments to working capital provisions. As a result of these discussions, the Company collected and recorded an additional amount of approximately $0.1 million (net of tax recovery of $0.1 million). Also, during fiscal 2006, the Company incurred additional costs of $3.4 million related to its former Cleaning Technologies business mostly in connection with the revaluation of a pension liability and the reversal of an unrecognized tax asset, and recorded $0.9 million for other discontinued operations.

CAE 2007 Q4 REPORT | 65

NOTE 4 – DISCONTINUED OPERATIONS AND LONG-TERM ASSETS HELD FOR SALE (CONT’D)

Forestry Systems

On May 2, 2003, the Company completed the sale of one of its Forestry Systems businesses to Carmanah Design and Manufacturing. The Company was entitled to receive further consideration based on the performance of the business. During the first quarter of fiscal 2007, a settlement was concluded and the Company received a payment of $0.2 million (net of tax expense of $0.1 million). On August 16, 2002, the Company sold substantially all the assets of the sawmill division of its Forestry Systems. The Company was entitled to receive further cash consideration from the sale based on operating performance of the disposed business for the three-year period from August 2002 to August 2005. In November 2005, the Company was notified by the buyers that, in their view, the targeted level of operating performance which would trigger further payment had not been achieved. The Company has completed a review of the buyers’ books and records and has, in January 2006, launched legal proceedings to collect the payment that it believes is owed to the Company. During the fourth quarter of fiscal 2007, the Company recognized fees in connection with the evaluation and litigation exercise amounting to $0.9 million (net of tax recovery of $0.2 million). For fiscal 2006, the Company incurred $0.2 million (net of tax recovery of $0.1 million). In fiscal 2005, no such fees were incurred. This dispute has currently been referred to arbitration and is in the discovery of evidence phase.

LONG-TERM ASSETS HELD FOR SALE

As part of its global expansion, the Company announced in its third quarter of fiscal 2005 that it would be opening a new business aviation training centre in Morris County, New Jersey. The new training centre became operational in fiscal 2007. As a result, the valuation of two redundant training centre buildings, one located in Dallas, Texas and a second located in Marietta, Georgia, were adjusted to their fair value in fiscal 2005 and reclassified as assets held for sale, and previously reported amounts have been reclassified. Also, as part of a review of its performance and strategic orientation, the Company decided to close its training centre located in Maastricht, Netherlands during the third quarter of fiscal 2006. As a result, property was reclassified as assets held for sale.

In the second quarter of fiscal 2007, the Company sold for $3.6 million the aggregate land and building in Dallas, Texas and Marietta, Georgia, which was previously reported as being held for sale. As a result of this transaction, the Company recorded a loss on the sale of $0.2 million (net of tax recovery of $0.1 million).

During the last quarter of fiscal 2007, the Company sold the remaining long-term assets held for sale in Maastricht, Netherlands for $2.8 million. As a result of this transaction, the Company recorded a net gain on the sale of $0.2 million (net of tax expense of $0.1 million). Summarized financial information for the discontinued operations is as follows:

SUMMARY OF DISCONTINUED OPERATIONS

(amounts in millions, except per share amounts)	2007	2006	2005

Revenue
Marine Controls	$–	$ –	$109.6

	$–	$ –	$109.6

Gain on sale of Marine Controls,
net of $25.1 tax expense	$–	$ –	$103.9
Net (loss) earnings from Marine Controls,
2007 – net of tax recovery of $0.2; 2006 – net of tax
expense of $0.7; 2005 – net of tax expense of $3.8	(1.1)	(1.7)	5.5
Net earnings (loss) from Cleaning Technologies
and other discontinued operations,
2007 – net of tax recovery of $0.1; 2006 – net of tax
expense of $1.0; 2005 – net of tax expense of Nil	0.1	(4.1)	(4.4)
Net loss from Forestry Systems,
2007 – net of tax recovery of $0.1; 2006 – net of tax
recovery of $0.1; 2005 – net of tax expense of Nil	(0.7)	(0.2)	–
Net loss from Training & Services/Civil,
2007 – net of tax expense of Nil ; 2006 – net of tax
expense of Nil; 2005 – net of tax recovery of $0.1	–	–	(0.2)

Net (loss) earnings from discontinued operations	$(1.7)	$(6.0)	$104.8

Basic and diluted net (loss) earnings per share from
discontinued operations	$(0.01)	$(0.02)	$0.42

66 | CAE 2007 Q4 REPORT

NOTE 5 – IMPAIRMENT OF GOODWILL, TANGIBLE AND INTANGIBLE ASSETS

During fiscal 2005, CAE’s management performed a comprehensive review of the current performance and strategic orientation of its reporting units. This strategic review revealed that several factors had severely and persistently affected mainly the civil business, including the enduring adverse economic environment of the airline industry. This created a new market reality, slower than anticipated training outsourcing opportunities (due to pilot-related restructuring efforts at some major airlines), escalating cost of manufacturing full-flight simulators, the erosion of the 30 to 50-seat regional jet market and the appreciation of the Canadian dollar. These elements had caused the recalibration of some key assumptions in civil’s strategic planning, which led to the review of the carrying amount of certain assets, including goodwill, intangible assets acquired in previous acquisitions, inventory levels for the regional jet market, non-performing training equipment and certain other assets.

Therefore, based on this review, as at March 31, 2005, the Company recorded a $443.3 million impairment charge, all of which is virtually related to its civil segments, as follows:

(amounts in millions)		2005

Goodwill		$205.2
Customer relations		86.7
Trade names and other intangible assets		20.4
Property, plant and equipment (simulators)		78.4
Inventories		33.3
Other assets		19.3

		$443.3

NOTE 6 – ACCOUNTS RECEIVABLE

(amounts in millions)	2007	2006

Trade	$136.2	$107.2
Allowance for doubtful accounts	(4.4)	(4.8)
Accrued receivables	45.7	35.1
Other receivables	42.3	35.1

	$219.8	$172.6

The Company has an agreement to sell third-party receivables to a financial institution for an amount of up to $35.0 million. Under the terms and conditions of the agreement, the Company continues to act as a collection agent. The selected accounts receivable are sold to a third party for a cash consideration on a non-recourse basis to the Company. As at March 31, 2007, $29.0 million (2006 - $6.7 million) of specific accounts receivable were sold to the financial institution pursuant to this agreement. Proceeds (net of $0.6 million in fees, 2006 - $0.5 million) of the sale were used to repay borrowings under the Company’s credit facilities.

NOTE 7 – INVENTORIES

(amounts in millions)	2007	2006

Long-term contracts	$112.7	$87.7
Work in progress	66.1	66.6
Raw materials, supplies and manufactured products	25.0	26.6

	$203.8	$180.9

CAE 2007 Q4 REPORT | 67

NOTE 8 – PROPERTY, PLANT AND EQUIPMENT

(amounts in millions)			2007			2006

			Net			Net
		Accumulated	book		Accumulated	book
	Cost depreciation		value	Cost	depreciation	value

Land	$21.2	$–	$21.2	$20.2	$–	$20.2
Buildings and improvements	238.9	72.6	166.3	220.6	65.8	154.8
Simulators	645.5	92.4	553.1	528.5	77.9	450.6
Machinery and equipment	185.0	117.3	67.7	169.0	103.4	65.6
Assets under capital lease (1)	34.4	22.6	11.8	32.2	20.3	11.9
Assets under construction	166.5	–	166.5	129.0	–	129.0

	$1,291.5	$304.9	$986.6	$1,099.5	$267.4	$832.1

(1) Includes simulators and machinery and equipment.
The average remaining amortization period for the simulators is 14 years.
NOTE 9 – INTANGIBLE ASSETS

(amounts in millions)			2007			2006

			Net			Net
		Accumulated	book		Accumulated	book
	Cost amortization		value	Cost	amortization	value

Trade names	$12.2	$1.7	$10.5	$12.2	$0.9	$11.3
Customer relations	1.7	0.3	1.4	1.2	0.2	1.0
Customer contractual agreements	7.6	2.9	4.7	7.7	3.0	4.7
Enterprise resource planning – (ERP)
and other software	20.7	3.9	16.8	12.0	1.5	10.5
Other intangible assets	4.9	2.3	2.6	4.0	1.0	3.0

	$47.1	$11.1	$36.0	$37.1	$6.6	$30.5

The continuity of intangible assets is as follows:

(amounts in millions)					2007	2006

Opening balance					$30.5	$27.9
Acquisitions (Note 2)					0.8	2.7
ERP and other software additions					8.8	3.9
Amortization					(3.8)	(3.2)
Foreign exchange					(0.3)	(0.8)

Closing balance					$36.0	$30.5

The annual amortization expense for the next five years will be approximately $3.8 million.

68 | CAE 2007 Q4 REPORT

NOTE 10 – GOODWILL

(amounts in millions)			2007

	Simulation	Training	Simulation	Training
	Products/Civil	Services/Civil	Products/Military	Services/Military	Total

Opening balance	$–	$–	$54.2	$37.8	$92.0
Acquisitions (Note 2)	–	–	–	4.1	4.1
Foreign exchange	–	–	0.4	0.4	0.8

Closing balance	$–	$–	$54.6	$42.3	$96.9

(amounts in millions)			2006

	Simulation	Training	Simulation	Training
	Products/Civil	Services/Civil	Products/Military	Services/Military	Total

Opening balance(1)	$–	$–	$52.5	$39.6	$92.1
Acquisitions (Note 2)	–	–	4.5	–	4.5
Foreign exchange	–	–	(2.8)	(1.8)	(4.6)

Closing balance	$–	$–	$54.2	$37.8	$92.0

(1)	As at April 1, 2005, following the changes in its internal organizational structure related to the operating segments of the Company, goodwill has been reassigned to the reporting segment using a related fair value allocation approach.

NOTE 11 – OTHER ASSETS

(amounts in millions)	2007	2006

Restricted cash	$2.8	$1.5
Investment in and advances to CVS Leasing Ltd. (i)	43.5	39.0
Deferred development costs, net of accumulated amortization of $27.4 (2006 – $22.6) (ii)	24.7	26.1
Deferred pre-operating costs, net of accumulated amortization of $21.6 (2006 – $18.6) (iii)	13.1	9.2
Deferred financing costs, net of accumulated amortization of $15.3 (2006 – $14.5)	7.5	7.4
Long-term receivables (iv)	3.9	11.7
Accrued benefit asset (Note 23)	24.1	20.8
Other, net of accumulated amortization of $5.7 million (2006 – $3.6 million)	9.9	20.5

	$129.5	$136.2

(i)	The Company leads a consortium, which was contracted by the United Kingdom (U.K.) Ministry of Defense (MoD) to design, construct, manage, finance and operate an integrated simulator-based aircrew training facility for the Medium Support Helicopter (MSH) fleet of the Royal Air Force. The contract covers a 40-year period, which can be terminated by the MoD after 20 years, in 2018.

In connection with the contract, the Company has established a subsidiary, CAE Aircrew Training Plc (Aircrew), of which it owns 78% with the balance held by the other consortium partners. This subsidiary has leased the land from the MoD, built the facility and operates the training centre. Aircrew has been consolidated with the accounts of the Company since its inception.

In addition, the Company has a 14% minority shareholding and has advanced funds to CVS Leasing Ltd. (CVS), the entity that owns the simulators and other equipment leased to Aircrew. In March 2005, CVS refinanced its operations through an amount of £70.6 million of financing, which expires in October 2016.

(ii)	R&D expenditures aggregated to $95.0 million during the year (2006 – $91.3 million; 2005 – $93.5 million), of which $3.0 million represents development costs that qualify for a deferral pursuant to CICA requirements (2006 – $1.8 million; 2005 – $9.9 million).

The Company has recorded government contribution against these amounts (refer to Note 22).

The total of deferred development costs amortized during the year amounted to $4.8 million (2006 – $13.1 million, 2005 – $3.9 million).

(iii)	The Company defers costs incurred during the pre-operating period for all new operations. Capitalization ceases and amortization begins when operations commence. In fiscal 2007, $5.9 million was capitalized (2006 – $0.7 million) and an amortization of $3.0 million was taken (2006 – $4.0 million; 2005 – $6.1 million).

(iv)	During fiscal 2007, the Company received early payment, in full, of $9.3 million for the secured subordinated promissory long- term notes. For fiscal 2006, long-term receivables included secured subordinated promissory notes in connection with the sale of its various Cleaning Technologies businesses totalling $8.5 million. The notes bore interest at rates ranging from 3% to 7%.

CAE 2007 Q4 REPORT | 69

NOTE 12 – DEBT FACILITIES
A.	LONG-TERM DEBT

(amounts in millions)		2007	2006

Recourse debt
(i)	Senior notes	$107.2	$126.1
(ii)	Revolving unsecured term credit facilities,
	5 years maturing July 2010;
	US$400.0 (outstanding as at March 31, 2007 – USNil, as at March 31, 2006 – USNil)	–	–
	5 years maturing July 2010,
	E100.0 (outstanding as at March 31, 2007 – Nil, as at March 31, 2006 – Nil)	–	–
(iii)	Term loans, maturing in May and June 2011
	(outstanding as at March 31, 2007 – E22.8 and E4.5, as at March 31, 2006 –
	E26.9 and E5.3)	42.1	45.6
(iv)	Grapevine Industrial Development Corporation bonds,
	secured, maturing in January 2010 and 2013 (US$27.0)	31.1	31.5
(v)	Miami Dade County Bonds, maturing in March 2024 (US$11.0)	12.7	12.8
(vi)	Other debt, maturing in December 2012	9.5	4.9
(vii)	Obligations under capital lease commitments	11.1	13.5
Non-recourse debt (1)
(viii) Term loan of £12.7 secured, maturing in October 2016
	(outstanding as at March 31, 2007 – £4.5, as at March 31, 2006 – £5.3)	10.3	10.7
(ix)	Term loan maturing in June 2021
	(outstanding as at March 31, 2007 – E25.2, as at March 31, 2006 – E13.9)	38.8	19.7
(x)	Term loans maturing in December 2009
	(outstanding as at March 31, 2007 – US$17.7, as at March 31, 2006 – US$5.6)	20.4	6.5

		$283.2	$271.3
Less:
Current portion of long-term debt		25.3	8.0
Current portion of capital lease		1.9	2.4

		$256.0	$260.9

(1)	Non-recourse debt to CAE, as a parent company, is classified as such when recourse against the debt in a subsidiary is limited to the assets, equity interest and undertaking of such subsidiary.

(i)	Pursuant to a private placement, the Company borrowed US$108 million. During the last quarter of fiscal 2007, CAE prepaid the US$15.0 million dollar tranche, which matured in June 2007. These unsecured senior notes rank equally with term bank financings with fixed repayment amounts of US$60.0 million in 2009 and US$33.0 million in 2012. Fixed interest is payable semi-annually in June and December at an average rate of 7.6%. The Company has entered into an interest rate swap agreement converting the fixed interest rate into the equivalent of a three-month LIBOR borrowing rate plus 3.6% on US$33.0 million of the senior notes.

(ii)	On July 7, 2005, the Company entered into a revolving credit agreement. This revolving unsecured term credit facility (US$400.0 million and E100.0 million) has a committed term of five years maturing in July 2010. The facility has covenants covering minimum shareholders’ equity, interest coverage and debt coverage ratios. The applicable interest rate on this revolving term credit facility is at the option of the Company, based on the bank’s prime rate, bankers’ acceptances or LIBOR plus a spread which, depends on the credit rating assigned by Standard & Poor’s Rating Services.

(iii)	The Company, in association with Iberia Lineas de España, combined their aviation training operations in Spain. The operators financed the acquisition of the simulators from CAE and Iberia through asset-backed financing maturing in May and June 2011. As part of the lease agreements, should the October 2003 agreement be terminated, CAE and Iberia will be obliged to repurchase the simulators they contributed, in proportion to the fair value of the simulators, for a total amount equal to the outstanding balance under the financing agreement. Quarterly capital repayments are made for the term of the financing. The implicit interest rate is 4.60%. The net book value of the simulators being financed, as at March 31, 2007, is equal to approximately $79.7 million (E51.7 million) – (2006 – $76.8 million [ E54.2 million]).

70 | CAE 2007 Q4 REPORT

(iv)	Airport Improvement Revenue Bonds were issued by the Grapevine Industrial Development Corporation, Grapevine, Texas for amounts of US$8.0 million and US$19.0 million, and mature in 2010 and 2013, respectively. Real property, improvements, fixtures and specified simulation equipment secure the bonds. The rates are set periodically by the remarketing agent based on market conditions. The rate for bonds maturing in 2010 is set on a weekly basis. The rate for bonds maturing in 2013 is set on an annual basis and is subject to a maximum rate of 10% permissible under current applicable laws. As at March 31, 2007, the combined rate for both series was approximately 4.77% (2006 – 3.92%). The security is limited to an amount not exceeding the outstanding balance of the loans which represents US$27.0 million as at March 31, 2007. Also, a letter of credit has been issued to support the bonds for the outstanding amount of the loans.

(v)	The Miami Dade County Bonds, maturing in March 2024 (US$11.0 million), are secured by a simulator. As at March 31, 2007, the applicable floating rate, which is reset weekly, was 4.78%. Also, a letter of credit has been issued to support the bonds for the outstanding amount of the loans.

(vi)	An unsecured $35.0 million facility to secure financing for the cost of the establishment of enterprise resource planning (ERP) system. A drawdown under the facility can be made only once the costs are incurred, on a quarterly basis, with monthly repayments over a term of seven years beginning at the end of the first month following each quarterly disbursement. The average interest rate on the borrowings is approximately 6.1%.

(vii)	These capital leases are related to the leasing of various equipment and simulators. The effective interest rate on obligations under capital leases, which have staggered maturities until June 2010 was approximately 6.18% as at March 31, 2007 (2006 – 5.92%).

(viii)	The Company arranged project financing, which was refinanced during December 2004 for one of its subsidiaries to finance its MSH program for the MoD in the U.K. The credit facility includes a term loan that is secured by the project assets of the subsidiary and a bi-annual repayment is required until 2016. The financing is non-recourse to CAE. Interest on the loans is charged at a rate approximating LIBOR plus 0.85%. The Company has entered into an interest rate swap totalling £4.2 million, fixing the interest rate at 6.31%. The book value of the assets pledged as collateral for the credit facility as at March 31, 2007, is £27.4 million (2006 – £26.9 million).

(ix)	Term loan, maturing in June 2021, representing CAE’s proportionate share (25%) of the German NH90 project. The total amount available for the project Company under the facility is E175.5 million. The debt is non-recourse to CAE. The borrowings bear interest at a EURIBOR rate and are currently swapped to fixed rate of 3.8%.

(x)	The other debt is the result of CAE’s proportionate share (49%) of term debt for the acquisition of simulators on a non-recourse basis, for its joint venture in the Zhuhai Training Center. The term debt has been arranged through several financial institutions.

Borrowings bear interest on a floating rate basis of U.S. Libor plus a spread ranging from 0.3% to 1%, and have maturities between March 2008 and December 2009. In accordance with the debt agreements, the joint venture may draw up to an additional US$6.4 million (CAE’s proportionate 49% share: US$3.1 million) during FY2008 to fund payments for simulators.

Payments required in each of the next five fiscal years to meet the retirement provisions of the long-term debt and capital leases are as follows:

(amounts in millions)	Long-term debt	Capital lease	Total

2008	$25.3	$1.9	$27.2
2009	14.2	0.8	15.0
2010	94.6	0.8	95.4
2011	16.0	7.6	23.6
2012	9.8	–	9.8
Thereafter	112.2	–	112.2

	$272.1	$11.1	$283.2

As at March 31, 2007, CAE is in full compliance with its financial covenants.

B. SHORT-TERM DEBT

The Company has an unsecured and uncommitted bank line of credit available in Euros totalling $4.6 million (2006 – $41.2 million; 2005 – $31.0 million), of which none is used as at March 31, 2007 (2006 – Nil; 2005 – $11.2 million). The line of credit bears interest at a Euro base rate.

CAE 2007 Q4 REPORT | 71

NOTE 12 – DEBT FACILITIES (CONT’D)
C. NTEREST EXPENSE, NET
Details of interest expense (income) are as follows:

(amounts in millions)	2007	2006	2005

Long-term debt interest expense	$18.5	$21.6	$35.3
Amortization of deferred financing costs and other	2.3	4.0	9.7
Allocation of interest expense to discontinued operations	–	–	(1.4)
Interest capitalized	(4.1)	(2.8)	(5.8)

Interest on long-term debt	16.7	22.8	37.8

Interest income	(4.8)	(6.9)	(5.7)
Other interest expense (income), net	(1.3)	0.3	–

Interest income, net	(6.1)	(6.6)	(5.7)

Interest expense, net	$10.6	$16.2	$32.1

The Company’s year-to-date interest income is a result of interest revenue due to the accretion of discounts on the long-term notes receivable settled, in full, during the second quarter of fiscal 2007, to interest revenue on cash on hand and to advances to CVS Leasing Ltd. (CVS). CVS is an entity that owns simulators and other equipment used to train U.K. Ministry of Defense pilots at the Company’s Benson Air Force Base Training Centre. The Company owns a minority shareholding of 14% in CVS.
NOTE 13 – DEFERRED GAINS AND OTHER LONG-TERM LIABILITIES

(amounts in millions)	2007	2006

		Restated
		(Note 1)
Deferred gains on sale and leasebacks (i)	$84.0	$87.5
Deferred revenue	20.3	31.3
Deferred gains	15.0	6.6
Employee benefits obligation (Note 23)	26.9	23.9
Government cost-sharing (Note 22)	14.5	12.2
Non-controlling interest (ii)	18.2	17.6
Long-term portion of purchase agreement (iii)	7.9	8.1
Long-term payable to Investissement Québec	1.4	2.1
LTI RSU/DSU compensation obligation	35.3	14.5
Other	9.2	7.4

	$232.7	$211.2

(i)	The related amortization for the year amounts to $4.0 million (2006 – $3.9 million; 2005 – $3.5 million).

(ii)	Non-controlling interest of 20% of the civil training centres in Madrid combined with 22% in Military CAE Aircrew Training Centre.

(iii)	Long-term portion of purchase agreement for data and parts delivered to CAE Inc. by Dassault Aviation on specific sales orders. The annual payments will be E2.6 in April 2008 and E2.6 million in April 2009.

72 | CAE 2007 Q4 REPORT

NOTE 14 – INCOME TAXES

A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

(amounts in millions)	2007	2006	2005

		Restated	Restated
		(Note 1)	(Note 1)
Earnings (loss) before income taxes and discontinued operations	$178.8	$87.8	$(405.0)
Canadian statutory income tax rates	32.08%	31.41%	31.27%

Income taxes at Canadian statutory rates	$57.4	$27.6	$(126.6)
Difference between Canadian statutory rates and those
applicable to foreign subsidiaries	(2.8)	0.3	(12.2)
Goodwill impairment	–	–	61.7
Losses not tax effected	0.3	2.8	2.7
Tax benefit of operating losses not previously recognized	(2.3)	(9.1)	(12.2)
Tax benefit of capital losses not previously recognized	–	(0.8)	(11.3)
Non-taxable capital gain	(0.6)	(0.3)	(0.1)
Non-deductible items	2.4	1.4	4.2
Prior years’ tax adjustments and assessments	(1.0)	(0.9)	(3.6)
Impact of change in income tax rates on future income taxes	(1.2)	1.9	(1.0)
Non-taxable research and development tax credits	(0.8)	(0.9)	(1.5)
Large corporation tax	–	0.7	–
Other tax benefit not previously recognized	(3.2)	(2.9)	–
Exchange translation items	–	(0.7)	–
Other	1.5	(0.9)	(0.7)

Total income tax expense (recovery)	$49.7	$18.2	$(100.6)

Significant components of the provision for the income tax expense attributable to continuing operations are as follows:

(amounts in millions)	2007	2006	2005

Current income tax expense	$63.9	$13.1	$13.5
Future income tax expense (recovery)
Tax benefit of operating losses not previously recognized	(2.3)	(9.1)	(12.2)
Tax benefit of capital losses not previously recognized	–	(0.8)	(11.3)
Impact of change in income tax rates on future income taxes	(1.2)	1.9	(1.0)
Other tax benefit not previously recognized	(3.2)	(2.9)	–
Fixed asset impairment	–	–	(72.6)
Change related to temporary differences	(7.5)	16.0	(17.0)

Total income tax expense (recovery)	$49.7	$18.2	$(100.6)

CAE 2007 Q4 REPORT | 73

NOTE 14 – INCOME TAXES (CONT’D)
The tax effects of temporary differences that give rise to future tax liabilities and assets are as follows:

(amounts in millions)	2007	2006

		Restated
		(Note 1)
Future income tax assets
Non-capital loss carryforwards	$39.7	$55.7
Capital loss carryforwards	6.5	6.5
Intangible assets	27.1	31.5
Amounts not currently deductible	23.4	20.2
Deferred revenues	17.3	13.5
Tax benefit carryover	10.4	10.1
Deferred research & development expenses	–	7.0
Other	1.4	2.5

	125.8	147.0
Valuation allowance	(25.3)	(37.5)

	$100.5	$109.5

Future income tax liabilities
Investment tax credits	$(22.5)	$(22.6)
Property, plant and equipment	(9.7)	(28.5)
Percentage-of-completion versus completed contract	(2.3)	(15.8)
Deferred research & development expenses	(2.5)	–

	(37.0)	(66.9)

Net future income tax assets	$63.5	$42.6

Net current future income tax asset	$3.7	$5.7
Net non-current future income tax asset	81.5	78.2
Net current future income tax liability	(4.9)	(14.5)
Net non-current future income tax liability	(16.8)	(26.8)

	$63.5	$42.6

As at March 31, 2007, the Company has accumulated non-capital losses carried forward relating to operations in Canada for approximately $2.8 million. For financial reporting purposes, a net future income tax asset of $0.8 million has been recognized in respect of these loss carry forwards.

As at March 31, 2007, the Company has accumulated non-capital losses carried forward relating to operations in the United States for approximately $48.4 million (US$42.0 million). For financial reporting purposes, a net future income tax asset of $16.9 million (US$14.6 million) has been recognized in respect of these loss carry forwards.

The Company has accumulated non-capital tax losses carried forward relating to its operations in other countries of approximately $83.6 million. For financial reporting purposes, a net future income tax asset of $15.4 million has been recognized.

The Company also has accumulated capital losses carried forward relating to operations in Canada for approximately $5.3 million. For financial reporting purposes, a net future income tax asset of $0.6 million has been recognized.

The Company also has accumulated capital losses carried forward relating to operations in the United States for approximately $15.4 million (US$13.3 million). For financial reporting purposes, no future income tax asset was recognized, as a full valuation allowance was taken.

74 | CAE 2007 Q4 REPORT

The non-capital losses for income tax purposes expire as follows:

	United States	Other countries
(amounts in millions)	(US$)	(CA$)

Expiry date:
2008	$–	$–
2009	4.3	–
2010	–	–
2011	10.7	–
2012	18.1	–
2013 – 2024	7.8	10.9
No expiry date	–	75.5

	$40.9	$86.4

The valuation allowance principally relates to loss carryforward benefits where realization is not likely due to a history of loss carryforwards, and to the uncertainty of sufficient taxable earnings in the future, together with time limitations in the tax legislation giving rise to the potential benefit. In 2007, $5.5 million (2006 – $16.7 million) of the valuation allowance balance was reversed based on the assessment of the Company that it is more likely than not that the future income tax benefits will be realized.

NOTE 15 – CAPITAL STOCK AND CONTRIBUTED SURPLUS

CAPITAL STOCK

Authorized

The Company is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

The preferred shares may be issued with rights and conditions to be determined by the Board of Directors, prior to their issue. To date, the Company has not issued any preferred shares.

Issued
A reconciliation of the issued and outstanding common shares of the Company is as follows:

		2007		2006		2005
(amounts in millions,	Number	stated	Number	stated	Number	stated
except number of shares)	of shares	value	of shares	value	of shares	value

Balance at beginning of year	250,702,430	$389.0	248,070,329	$373.8	246,649,180	$367.5
Shares issued (Note 2)(a) (b)	–	–	1,091,564	6.9	424,628	2.0
Stock options exercised	1,236,895	10.0	1,497,540	8.0	869,620	3.6
Transfer of contributed surplus
upon exercise of stock options	–	2.5	–	–	–	–
Stock dividends	21,124	0.2	42,997	0.3	126,901	0.7

Balance at end of year	251,960,449	$401.7	250,702,430	$389.0	248,070,329	$373.8

(a)	On May 20, 2005, the Company issued 1,000,000 common shares at a price of $6.13 per share for the acquisition of Terrain Experts Inc. On November 30, 2005, the Company issued 91,564 common shares at a price of $8.07 per share for the second tranche payment of CAE Professional Services (Canada) Inc. (formerly Greenley & Associates Inc. [G&A]).

(b)	On November 30, 2004, the Company issued 424,628 common shares at a price of $4.71 per share for the first tranche payment of CAE Professional Services (Canada) Inc.

CAE 2007 Q4 REPORT | 75

NOTE 15 – CAPITAL STOCK AND CONTRIBUTED SURPLUS (CONT’D)

The following is a reconciliation of the denominators for the basic and diluted earnings (loss) per share computations:

	2007	2006	2005

Weighted average number of common shares outstanding – Basic	251,110,476	249,806,204	247,060,580
Effect of dilutive stock options	1,894,730	2,325,422	812,273

Weighted average number of common shares outstanding – Diluted	253,005,206	252,131,626	247,872,853	(1)

(1)	For fiscal 2005, the effect of stock options potentially exercisable on pro forma net loss per share was anti-dilutive; therefore, basic and diluted pro forma net loss per share are the same.

Options to acquire 1,397,200 common shares (2006 – 2,269,150; 2005 – 4,635,100) have been excluded from the above calculation since their inclusion would have an anti-dilutive effect.

CONTRIBUTED SURPLUS

A reconciliation of contributed surplus is as follows:

	(amounts in millions)		2007	2006	2005

				Restated	Restated
				(Note 1)	(Note 1)
	Balance at beginning of year		$5.6	$3.5	$2.1
	Transfer to common stock upon exercise of stock options		(2.5)	–	–
Stock	-based compensation (Note 17)		2.6	2.1	1.4

	Balance at end of year		$5.7	$5.6	$3.5

	NOTE 16 – CUMULATIVE TRANSLATION ADJUSTMENT
	The net change in the currency translation adjustment account is as follows:

	(amounts in millions)			2007	2006

	Balance at beginning of year			$(115.2)	$(66.3)
	Effect of changes in exchange rates during the year:
	On net investment in self-sustaining subsidiaries,
	net of tax recovery of $0.2 (2006 – tax recovery of $2.2)			26.3	(47.0)
	On certain long-term debt denominated in foreign currencies
	designated as a hedge of net investments in self-sustaining
	foreign subsidiaries, net of tax expense of $0.3
	(2006 – tax expense of	$0.9)		1.2	3.7
	Portion included in income as a result of reductions in net
	investments in self-sustaining foreign operations,
	net of taxes of nil (2006 – tax expense of $0.3)			–	(5.6)

	Balance at end of year			$(87.7)	$(115.2)

NOTE 17 – STOCK-BASED COMPENSATION PLANS

EMPLOYEE STOCK OPTION PLAN

Under the Company’s long-term incentive program, options may be granted to its officers and other key employees and its subsidiaries to purchase common shares of the Company at a subscription price of 100% of the market value at the date of the grant. Market value is determined as the closing price of the common shares on the TSX on the last day of trading prior to the effective date of the grant.

76 | CAE 2007 Q4 REPORT

As at March 31, 2007, a total of 9,484,076 common shares remained authorized for issuance under the Employee Stock Option Plan (ESOP). The options are exercisable during a period not to exceed six years, and are not exercisable during the first 12 months after the date of the grant. The right to exercise all of the options accrues over a period of four years of continuous employment. However, if there is a change of control of the Company, the options outstanding become immediately exercisable by option holders. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

A reconciliation of the outstanding options is as follows:

Years ended March 31		2007		2006		2005

		Weighted		Weighted		Weighted
		average		average		average
	Number	exercise	Number	exercise	Number	exercise
	of options	price	of options	price	of options	price

Options outstanding at
beginning of year	6,347,235	$7.66	8,208,675	$7.52	8,128,370	$7.51
Granted	647,700	$9.13	568,200	$5.96	2,046,650	$5.68
Exercised	(1,236,895)	$8.07	(1,497,540)	$5.29	(869,620)	$4.15
Forfeited	(316,125)	$10.60	(932,100)	$9.21	(809,725)	$6.77
Expired	–	$–	–	$–	(287,000)	$6.43

Options outstanding at end of year	5,441,915	$7.57	6,347,235	$7.66	8,208,675	$7.52

Options exercisable at end of year	2,986,135	$8.58	2,775,850	$9.90	3,731,085	$8.76

The following table summarizes information about the Company’s ESOP as at March 31, 2007:

			Options outstanding		Options exercisable

			Weighted
			average	Weighted		Weighted
			remaining	average		average
Range of		Number	contractual	exercise	Number	exercise
Exercise Prices		outstanding	life (years)	price	exercisable	price

$4.08 to $6.03		2,879,215	2.98	$5.02	1,584,235	$5.03
$6.19 to $9.20		1,165,500	4.30	$7.82	11,400	$8.08
$10.31 to $14.60		1,397,200	0.92	$12.62	1,390,500	$12.63

Total		5,441,915	2.73	$7.57	2,986,135	$8.58

For the year ended March 31, 2007, compensation cost for CAE’s stock options was recognized in consolidated net earnings (loss) with a corresponding credit of $2.6 million (fiscal 2006 – $2.1 million, fiscal 2005 – $1.4 million) to contributed surplus using the fair value method of accounting for awards that were granted since 2004. Due to the application of EIC-162, which requires retroactive restatement of prior periods, the compensation cost for CAE stock options have been restated (refer to Note 1).

The assumptions used for purposes of the option calculations outlined in this note are presented below:

	2007	2006	2005

Assumptions used in the Black-Scholes options pricing model:
Dividend yield	0.44%	0.67%	1.26%
Expected volatility	45.0%	47.0%	40.0%
Risk-free interest rate	4.38%	4.0%	5.75%
Expected option term	4	6	6
Weighted average fair value of options granted	$3.57	$2.84	$2.27

CAE 2007 Q4 REPORT | 77

NOTE 17 – STOCK-BASED COMPENSATION PLANS (CONT’D)

DISCLOSURE OF PRO FORMA INFORMATION REQUIRED UNDER CICA HANDBOOK SECTION 3870

During the year ended March 31, 2003, the Company granted 1,767,000 options to purchase common shares. The weighted average grant date fair value of options granted during this period amounted to $5.84 per option. To compute the pro forma compensation cost, the Black-Scholes valuation model was used to determine the fair value of the options granted. Pro forma net earnings (loss) and pro forma basic and diluted net earnings (loss) per share are presented below:

(amounts in millions, except per share amounts)	2007	2006	2005

		Restated	Restated
		(Note 1)	(Note 1)
Net earnings (loss), as reported	$127.4	$63.6	$(199.6)
Pro forma impact	(0.1)	(0.7)	(1.9)

Pro forma net earnings (loss)	$127.3	$62.9	$(201.5)

Pro forma basic net earnings (loss) per share	$0.51	$0.25	$(0.82)
Pro forma diluted net earnings (loss) per share (1)	$0.50	$0.25	$(0.82)

(1)	For fiscal 2005, the effect of stock options potentially exercisable on pro forma net loss per share was anti-dilutive; therefore, the basic and diluted pro forma net loss per share are the same.

EMPLOYEE STOCK PURCHASE PLAN

The Company maintains an Employee Stock Purchase Plan (ESPP) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions plus employer contributions. The Plan allows employees to contribute up to 18% of their annual base salary. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 for every $2 on additional employee contributions, up to a maximum of 3% of the employee’s base salary. Employees may contribute to the plan through payroll deductions or a lump-sum contribution. The employee and employer contribution may be invested in the employee Register Retirement Saving Plan (RRSP) or Deferred Profit Sharing Plan (DPSP). Common shares of the Company are purchased by the ESPP trustee on behalf of the participants on the open market, through the facilities of the TSX. The Company recorded compensation expense in the amount of $3.1 million (2006 – $2.1 million; 2005 – $1.4 million) in respect of employer contributions under the Plan.

DEFERRED SHARE UNIT PLAN

The Company maintains a Deferred Share Unit (DSU) Plan for executives, whereby an executive may elect to receive any cash incentive compensation in the form of deferred share units. The Plan is intended to enhance the Company’s ability to promote a greater alignment of interests between executives and the shareholders of the Company. A deferred share unit is equal in value to one common share of the Company. The units are issued on the basis of the average closing board lot sale price per share of CAE common shares on the Toronto Stock Exchange during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Deferred share units mature upon termination of employment, whereupon an executive is entitled to receive the fair market value of the equivalent number of common shares, net of withholdings, in cash.

In fiscal 2000, the Company adopted a DSU Plan for non-employee directors. A non-employee director holding less than 5,000 common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. A non-employee director holding at least 5,000 common shares may elect to participate in the Plan in respect of part or all of his or her retainer and attendance fees. The terms of the Plan are essentially identical to the key executive DSU Plan except that units are issued on the basis of the closing board lot sale price per share of CAE common shares on the Toronto Stock Exchange during the last day on which the common share traded prior to the date of issue.

The Company records the cost of the DSU Plan as compensation expense. As at March 31, 2007, 425,092 units were outstanding at a value of $5.4 million (2006 – 388,972 units at a value of $3.6 million; 2005 – 343,116 units at a value of $1.9 million). A total numberof 24,176 units were redeemed during the fiscal year endedMarch 31, 2007 under both DSU Plans in accordance with their respective plan text, for a total of $0.2 million. For the year ended March 31, 2007, March 31, 2006 and March 31, 2005 no DSUs were cancelled.

LONG-TERM INCENTIVE (LTI) – DEFERRED SHARE UNIT PLAN

Both Long-Term Incentive Deferred Share Unit Plans (LTI-DSU) are intended to enhance the Company’s ability to promote a greater alignment of interests between executives and shareholders of the Company. LTI-DSUs are granted to executives and managers of the Company. A LTI-DSU is equal in value to one common share net of withholding tax at a specific date. The LTI-DSU also accrued dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares.

78 | CAE 2007 Q4 REPORT

April 2003 Plan

The April 2003 LTI-DSU Plan stipulates that granted units vest equally over four years and can be redeemed for cash. Upon termination of employment for reasons of long-term disability, involuntary termination, retirement or death, eligible participants with vested LTI-DSU units will be entitled to receive the fair market value of the equivalent number of CAE common shares. As at March 31, 2007, 548,097 LTI-DSU units were outstanding (March 31, 2006 – 657,036 units). The expense recorded in fiscal 2007 was $0.2 million (2006 – $1.6 million; 2005 – $0.8 million). Due to the application of EIC-162, which requires retroactive restatement of prior periods, the expense amounts have been restated.

May 2004 Plan

The May 2004 LTI-DSU Plan has replaced the April 2003 LTI-DSU Plan for succeeding years. The May 2004 LTI-DSU Plan stipulates that granted units vest equally over five years and can be redeemed for cash. Upon termination of employment, eligible participants with vested DSU units will be entitled to receive the fair market value of the equivalent number of CAE common shares. In fiscal 2007, the Company issued 527,714 LTI-DSU units (2006 – 430,503 units) and as at March 31, 2007, 1,392,653 LTI-DSU units were outstanding (2006 – 916,722 units outstanding). The expense recorded in fiscal 2007 was $7.5 million (2006 – $2.8 million; 2005 – $0.8 million). Due to the application of EIC-162, which requires retroactive restatement of prior periods, the expense amounts have been restated.

Since fiscal 2004, the Company entered into contracts to reduce its earnings exposure to the fluctuations in its share price (refer to Note 18).

LONG-TERM INCENTIVE – RESTRICTED SHARE UNIT PLAN

In May 2004, the Company adopted a Long-Term Incentive Performance Based Restricted Shares Unit Plan (LTI-RSU) for its executives and managers. The LTI-RSU plan is intended to enhance the Company’s ability to attract and retain talented individuals, and also to promote a greater alignment of interest between eligible participants and the Company’s shareholders. The LTI-RSU Plan is set up as a stock-based performance plan.

LTI-RSUs granted pursuant to this Plan vest after three years from their grant date. LTI-RSUs are vested as follows:

(i)	100% of the units, if CAE shares have appreciated at least 33% (10% annual compounded growth) during the timeframe.

(ii)	50% of the units, if CAE shares have appreciated at least 24% (7.5% annual compounded growth) but less than 33% during the timeframe.

No LTI-RSUs vest if the market value of the common shares has appreciated less than 24% during the specified timeframe. In addition, no proportional vesting is to occur for any appreciation resulting between 24% and 33% during the specified timeframe. Participants subject to loss of employment, other than voluntarily or for cause, are entitled to conditional pro-rata vesting. In fiscal 2007, the Company issued 770,948 LTI-RSU units (2006 – 637,561 units) and as at March 31, 2007, 2,009,666 LTI-RSU units were outstanding (2006 – 1,224,918 units outstanding). The expense recorded in fiscal 2007 was $12.1 million (2006 – $3.5 million; 2005 – $0.4 million). Due to the application of EIC-162, which requires retroactive restatement of prior periods, the expense amounts have been restated.

NOTE 18 – FINANCIAL INSTRUMENTS

FOREIGN CURRENCY RISK

The Company entered into forward foreign exchange contracts totalling $604.1 million (buy contracts $91.4 million and sell contracts totalling $512.7 million). The total net unrealized loss as of March 31, 2007, is $7.6 million (unrealized gain on buy contracts of $0.8 million and unrealized loss on sell contracts of $8.4 million).

CAE 2007 Q4 REPORT | 79

NOTE 18 – FINANCIAL INSTRUMENTS (CONT’D)
Consolidated foreign exchange transactions outstanding

(amounts in millions, except average rate)		2007		2006

	Notional	Average	Notional	Average
Currencies (Sold/Bought)	amount (1)	rate	amount(1)	rate

USD/CDN
Less than 1 year	$223.3	0.8697	$184.6	0.8448
Between 1 and 3 years	54.3	0.8908	71.2	0.8600
Between 3 to 5 years	15.7	0.9007	2.9	0.8783
USD/EUR
Less than 1 year	11.0	1.2964	5.7	1.2590
Between 1 and 3 years	4.0	1.2957	9.1	1.2852
CDN/EUR
Less than 1 year	12.9	1.5360	2.1	1.4003
Between 1 and 3 years	5.4	1.4666	–	–
Between 3 and 5 years	1.5	1.4642	–	–
EUR/CDN
Less than 1 year	94.9	0.6649	10.5	0.6758
Between 1 and 3 years	29.4	0.6712	13.3	0.6387
Between 3 and 5 years	1.5	0.6934	3.5	0.6118
EUR/AUD
Less than 1 year	1.0	0.5800	–	–
Between 1 and 3 years	1.6	0.5586	–	–
GBP/CDN
Less than 1 year	4.1	0.4796	1.9	0.4476
Between 1 and 3 years	47.5	0.4964
CDN/GBP
Less than 1 year	0.5	2.2783	–	–
GBP/EUR
Less than 1 year	19.4	0.6821	–	–
GBP/USD
Less than 1 year	20.0	0.5181	–	–
CDN/USD
Less than 1 year	52.3	1.1564	17.5	1.1616
Between 1 and 3 years	3.8	1.0986	–	–

	$604.1		$322.3

(1) Exchange rates as at the end of the respective fiscal year were used to translate amounts in foreign currencies.

CREDIT RISK

The Company is exposed to credit risk on billed and unbilled accounts receivable. However, its customers are primarily established companies with publicly available credit ratings or government agencies, factors that facilitate monitoring of the risk. In addition, the Company typically receives substantial non-refundable deposits on contracts. The Company closely monitors its exposure to major airlines in order to mitigate its risk to the extent possible.

The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments. The Company minimizes this exposure by entering into contracts with counterparties that are of high credit quality. Collateral or other security to support financial instruments subject to credit risk is usually not obtained. The credit standing of counterparties is regularly monitored. As well, the Company’s credit exposure is further reduced by the sale of third-party receivables (see Note 6 Accounts Receivable) to a financial institution on a non-recourse basis.

80 | CAE 2007 Q4 REPORT

INTEREST RATE EXPOSURE

The Company bears some interest rate fluctuation risk on its variable long-term debt (including rates) and some fair value risk on its fixed interest long-term debt. As at March 31, 2007, the Company has entered into three interest rate swap agreements with three different financial institutions to mitigate these risks for a total notional value of $86.2 million. One agreement, with a notional value of $38.1 million (US$33.0 million), has converted fixed interest rate debt into a floating rate whereby the Company pays the equivalent of a three-month LIBOR borrowing rate, plus 3.6%, and receives a fixed interest rate of 7.76% up to June 2012. The remaining contracts convert a floating interest rate debt into a fixed rate for a notional value of $48.1 million, whereby the Company will receive quarterly LIBOR and pay fixed interest payments as follows:

  Amortizing based on a repayment schedule of the debt until October 2016 on $9.6 million (£4.2 million), the Company will pay quarterly fixed annual interest rates of 6.31%
  Accreting swap based on a borrowing schedule until December 2019 on $38.5 million (e25.0 million), the Company will pay a semi-annual fixed annual interest rate of 3.78%

After considering these swap agreements, as at March 31, 2007, 60% of the long-term debt bears fixed interest rates.

STOCK-BASED COMPENSATION COST

In March 2004, June 2006 and March 2007 the Company entered into three equity swap agreements with three major Canadian financial institutions to reduce its cash and earnings exposure to fluctuations in its share price relating to the DSU and LTI-DSU programs. Pursuant to the agreement, the Company receives the economic benefit of dividends and a share price appreciation while providing payments to the financial institution for the institution’s cost of funds and any share price depreciation. The net effect of the equity swap partly offsets movements in the Company’s share price impacting the cost of the DSU and LTI-DSU programs and is reset monthly. As at March 31, 2007, the equity swap agreement covered 1,495,000 common shares of the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions have been used to estimate the fair value of the financial instruments:

  Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are valued at their carrying amounts on the Consolidated Balance Sheets, which represent an appropriate estimate of their fair values due to their short-term maturities.
  Capital leases are valued using the discounted cash flow method.
  The value of long-term debt is estimated based on discounted cash flows using current interest rates for debt with similar terms and remaining maturities.
  Interest rate and currency swap contracts reflect the present value of the potential gain or loss if settlement were to take place at the Consolidated Balance Sheet date.
  Forward foreign exchange contracts are represented by the estimated amounts that the Company would receive or pay to settle the contracts at the Consolidated Balance Sheet date.

The fair value and the carrying amount of the financial instruments as at March 31 are as follows:

(amounts in millions)		2007		2006

	Fair	Carrying	Fair	Carrying
	value	amount	value	amount

Long-term debt	$288.5	$283.2	$277.9	$271.3
Net forward foreign exchange contracts	(7.6)	–	5.4	–
Interest rate swap contracts	1.0	–	(1.5)	–

LETTERS OF CREDIT AND GUARANTEES

As at March 31, 2007, the Company had outstanding letters of credit and performance guarantees in the amount of $149.1 million (2006 – $98.6 million) issued in the normal course of business. These guarantees are issued under mainly the Revolving Term Credit Facility as well as the Performance Securities Guarantee (PSG) account provided by Export Development Corporation (EDC) and under other standby facilities available to the company through various financial institutions.

The advance payment guarantees are related to progress/milestone payments made by our customers and are reduced or eliminated upon delivery of the product. The contract performance guarantees are linked to the completion of the intended product or service rendered by CAE and at the satisfaction of the customer. It represents 10% to 20% of the overall contract amount. The customer releases the Company from these guarantees at the signature of a certificate of completion. The letter of credit for the operating lease obligation provides credit support for the benefit of the owner participant in the September 30, 2003 sale and leaseback transaction and varies according to the payment schedule of the lease agreement.

CAE 2007 Q4 REPORT | 81

NOTE 18 – FINANCIAL INSTRUMENTS (CONT’D)

(amounts in millions)	2007	2006

Advance payment	$68.7	$34.0
Contract performance	6.7	13.0
Operating lease obligation	27.2	27.3
Simulator deployment obligation	40.7	19.6
Other	5.8	4.7

Total	$149.1	$98.6

Of the $68.7 million of advance payment guarantees, $65.6 million are issued under the EDC PSG account.

RESIDUAL VALUE GUARANTEES – SALE AND LEASEBACK TRANSACTIONS

Following certain sale and leaseback transactions, the Company has agreed to guarantee the residual value of the underlying equipment in the event that the equipment is returned to the lessor and the net proceeds of any eventual sale do not cover the guaranteed amount. The maximum amount of exposure is $52.1 million (2006 – $52.4 million), of which $12.3 million matures in 2008, $22.4 million in 2009, $8.2 million in 2020 and $9.2 million in 2023. Of this amount, as at March 31, 2007, $33.1 million is recorded as a deferred gain (2006 – $33.1 million).

N DEMNIFICATIONS

In certain instances when CAE sells businesses, the Company may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities that exist, or arise from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to two years for certain types of indemnities, terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the divestiture occurred, and terms for environmental liabilities that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The Company believes that other than the liabilities already accrued, the maximum potential future payments that it could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defenses, which cannot be estimated. However, costs incurred to settle claims related to these indemnifications have not been material to the Company’s consolidated financial position, results of operations or cash flows.

NOTE 19 – SUPPLEMENTARY CASH FLOWS INFORMATION
Cash provided by (used in) non-cash working capital is as follows:

(amounts in millions)	2007	2006	2005

Accounts receivable	$(39.2)	$(31.9)	$19.3
Inventories	(14.8)	13.8	53.3
Prepaid expenses	4.0	(7.9)	0.5
Income taxes recoverable	20.2	(7.5)	28.5
Accounts payable and accrued liabilities	22.5	58.9	(43.7)
Deposits on contracts	27.5	53.7	26.3

Decrease in non-cash working capital	$20.2	$79.1	$84.2

Interest paid	$17.1	$21.9	$38.2
Income taxes (recovered) paid, net	$(1.4)	$13.7	$ –

Supplemental statements of earnings disclosure:
Foreign exchange gain	$2.9	$8.4	$5.2

PROCEEDS FROM DISPOSAL OF DISCONTINUED OPERATIONS

For fiscal 2007, the net cash outflows regarding the proceeds from disposal of discontinued operations as reported in the Consolidated Statements of Cash Flows, are composed of a cash payment to L-3 in the amount of $10.2 million for the net working capital adjustments of the Marine Controls segment, offset, in part, by a cash receipt of $6.4 million from the sale of the aggregate land and building, which was previously classified as being held for sale.

82 | CAE 2007 Q4 REPORT

NOTE 20 – CONTINGENCIES

In the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Accruals are made in instances where it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company has no reason to believe that the ultimate outcome of these matters will have a material impact on its consolidated financial position.

NOTE 21 – COMMITMENTS

Significant contractual purchase obligations and future minimum lease payments under operating leases are as follows:

(amounts in millions)	SP/C	SP/M	TS/C	TS/M	Total

Years ending March 31,
2008	$7.3	$12.2	$54.7	$26.0	$100.2
2009	2.9	6.3	51.5	23.4	84.1
2010	0.4	2.7	34.0	20.4	57.5
2011	0.2	1.9	35.5	20.2	57.8
2012	–	0.6	42.1	17.7	60.4
Thereafter	0.3	0.4	187.4	37.2	225.3

	$11.1	$24.1	$405.2	$144.9	$585.3

As at March 31, 2007, included in the total contractual purchase obligations and future minimum lease payments under operating lease is an amount of $136.0 million (March 31, 2006 – $140.7 million, March 31, 2005 – $187.0 million) designated as commitments to CVS Leasing Ltd., an entity in which the Company has a 14% minority shareholding.

Of the total $585.3 million disclosed as being commitments as at March 31, 2007, $37.0 million represent contractual purchase obligations.

NOTE 22 – GOVERNMENT COST-SHARING

The Company has signed agreements with various governments whereby the latter shares in the cost, based on expenditures incurred by the Company, of certain R&D programs for modelling and services, visual systems and advanced flight simulation technology for civil applications and networked simulation for military applications.

PROJECT PHOENIX

During fiscal 2006, the Company announced a plan to invest $630 million in Project Phoenix, an R&D program that will span the next six years. In the same year, the Government of Canada and the Company signed an agreement for a contribution of approximately 30% ($189 million) of the value of CAE’s R&D program. The Government of Canada support will reduce by approximately 25% the amount of income tax credit otherwise available. This agreement is included in the Technology Partnerships Canada (TPC) program created by Industry Canada to invest strategically in research and development, to encourage private sector investment, and to increase technological capabilities in the Canadian industry. The contribution will be repayable, based on consolidated revenues, starting in fiscal 2012 and ending in fiscal 2030, or earlier, should a predetermined royalty level, which exceeds the amount of maximum contributions, be reached.

During fiscal 2007, the Company signed an agreement with the Government of Québec, which will participate in Project Phoenix. The Québec government’s support will take the form of a $31.5 million contribution over six years, repayable by royalties. Investissement Québec handles the contribution. The contribution will be repayable, based on consolidated revenues, starting in fiscal 2012 and ending in fiscal 2030, or earlier should a predetermined royalty level, which exceeds the amount of maximum contributions, be reached. The government contribution recognized by the Company in fiscal 2007, related to this agreement signed with the Government, is based on costs incurred starting in June 2005.

CAE 2007 Q4 REPORT | 83

NOTE 22 – GOVERNMENT COST-SHARING (CONT’D)

The following table provides information regarding contributions recognized and amounts not yet received for the aggregate project:

(amounts in millions)	2007	2006

Outstanding contribution receivable, beginning of year	$10.0	$ –
Contributions	52.1	17.3
Payments received	(43.7)	(7.3)

Outstanding contribution receivable, end of year	$18.4	$10.0

PREVIOUS PROGRAMS

The Company had also signed previous R&D agreements with the Government of Canada, in order to share in a portion of specific costs incurred by the Company on previous R&D programs. The initiative was intended to broaden the Company’s technological capabilities in flight simulation systems, by developing components that will lower the cost and weight of flight simulators and technologies to reduce the cost of initial training. These programs are repayable in the form of royalties to March 2011 and March 2013, based on future sales for civil and military programs respectively.

AGGREGATE INFORMATION ABOUT PROGRAMS

The following table provides information on the aggregate contributions recognized and aggregate royalty expenditures recognized for all programs:

(amounts in millions)	2007	2006	2005

Contributions credited to capitalized costs:
Project Phoenix	$7.1	$3.8	$–
Previous programs	–	–	0.9
Contributions credited to income:
Project Phoenix	45.0	13.5	–
Previous programs	–	7.5	9.9

Total contributions:
Project Phoenix	$52.1	$17.3	$–
Previous programs	–	7.5	10.8

Royalty expenses:
Project Phoenix	–	–	–
Previous programs	$7.5	$6.6	$5.9

The cumulative contributions recognized by the Company, since their respective inceptions, for all current government cost sharing programs still active as at March 31, 2007 amounts to $149.9 million. The cumulative sum of royalty expenses recognized by the Company, since their respective inceptions, for all current government cost sharing programs still active as at March 31, 2007 amounts to $23.2 million.

As at March 31, 2007, the Company’s short-term and long-term liabilities, in relation to future repayments of the aggregate R&D programs, amounted to $7.5 million and $14.5 million respectively. As at March 31, 2006, the Company’s liability, in relation to future repayments of the aggregate R&D programs, amounted to $18.9 million, of which, $6.7 million was paid during fiscal 2007.

NOTE 23 – EMPLOYEE FUTURE BENEFITS

The Company has two registered funded defined-benefit pension plans in Canada (one for employees and one for designated executives) that provide benefits based on length of service and final average earnings. The Company also maintains a pension plan for employees in the Netherlands and in the United Kingdom that provides benefits based on similar provisions.

In addition, the Company maintains a supplemental arrangement plan in Canada and two in Germany (CAE Elektronik GmbH plan and CAE Beyss GmbH plan [Beyss]) to provide defined benefits. These supplemental arrangements are the sole obligation of the Company, and there is no requirement to fund it. However, the Company is obligated to pay the benefits when they become due. Under the Canadian supplemental arrangement, once the designated employee retires from the Company, the Company is required to secure the obligation for that employee. As at March 31, 2007, the Company has issued letters of credit totalling $21.2 million (2006 – $20.0 million) to secure these obligations under the Canadian supplemental arrangement.

84 | CAE 2007 Q4 REPORT

Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equities, government and corporate bonds.

In fiscal 2007, the Company closed some of its training centres in Europe, resulting in a curtailment gain of $0.9 million.

The changes in pension obligations, in fair value of assets and the financial position of the funded pension plans are as follows:

(amounts in millions)			2007			2006

Canadian		Foreign	Total	Canadian	Foreign	Total

Change in pension obligations
Pension obligation at beginning of year	$175.4	$15.6	$191.0	$158.7	$15.3	$174.0
Adjustment U.K. plan	–	4.1	4.1	–	–	–
Current service cost	6.0	0.8	6.8	4.2	0.5	4.7
Interest cost	9.1	0.9	10.0	9.5	0.6	10.1
Curtailment	–	(0.9)	(0.9)	–	–	–
Employee contributions	2.2	0.3	2.5	2.5	0.4	2.9
Pension benefits paid	(11.6)	(0.2)	(11.8)	(8.2)	(0.1)	(8.3)
Actuarial loss (gain)	10.6	(0.6)	10.0	8.7	0.3	9.0
Foreign exchange variation	–	1.9	1.9	–	(1.4)	(1.4)

Pension obligation at end of year	191.7	21.9	213.6	175.4	15.6	191.0

Change in fair value of plan assets
Fair value of plan asset at
beginning of year	144.7	15.9	160.6	128.2	14.8	143.0
Adjustment U.K. plan	–	3.4	3.4	–	–	–
Actual return on plan assets	18.1	1.1	19.2	11.9	1.4	13.3
Pension benefits paid	(11.6)	(0.2)	(11.8)	(8.2)	(0.1)	(8.3)
Plan expenses	–	–	–	(0.3)	–	(0.3)
Employee contributions	2.2	0.3	2.5	2.5	0.4	2.9
Employer contributions	9.7	0.9	10.6	10.6	0.9	11.5
Foreign exchange variation	–	1.9	1.9	–	(1.5)	(1.5)

Fair value of plan assets at end of year	163.1	23.3	186.4	144.7	15.9	160.6

Financial position – plan (deficit)/surplus	(28.6)	1.4	(27.2)	(30.7)	0.3	(30.4)
Unrecognized net actuarial loss	46.5	(1.0)	45.5	45.9	(0.4)	45.5
Unamortized past service cost	5.1	–	5.1	5.6	–	5.6

Amount recognized at end of year	$23.0	$0.4	$23.4	$20.8	$(0.1)	$20.7

Amount recognized in
Other assets (Note 11)	$23.0	$1.1	$24.1	$20.8	$ –	$20.8
Other long–term liabilities	–	(0.7)	(0.7)	–	(0.1)	(0.1)

	$23.0	$0.4	$23.4	$20.8	$(0.1)	$20.7

Included in the above pension obligation and fair value of plan assets at end of year are the following amounts in respect of plans that are in deficit (the two Canadian funded plans and the United Kingdom plan).

(amounts in millions)			2007			2006

	Canadian	Foreign	Total	Canadian	Foreign	Total

Pension obligation at end of year	$191.7	$4.8	$196.5	$175.4	$ –	$175.4

Fair value of plan assets at end of year	$163.1	$4.1	$167.2	$144.7	$ –	$144.7

Financial position – plan deficit	$(28.6)	$(0.7)	$(29.3)	$(30.7)	$ –	$(30.7)

CAE 2007 Q4 REPORT | 85

NOTE 23 – EMPLOYEE FUTURE BENEFITS (CONT’D)

Pension obligations related to the supplemental arrangements are as follows (excluding Beyss pension plan):

(amounts in millions)			2007				2006

	Canadian	Foreign	Total	Canadian		Foreign	Total

Change in pension obligations
Pension obligation at beginning of year	$21.7	$5.9	$27.6		$16.1	$6.4	$22.5
Current service cost	1.3	0.2	1.5		0.9	0.2	1.1
Interest cost	1.1	0.2	1.3		1.0	0.2	1.2
Pension benefits paid	(1.2)	(0.3)	(1.5)		(1.4)	(0.3)	(1.7)
Actuarial loss	0.9	0.1	1.0		5.1	–	5.1
Foreign exchange variation	–	0.5	0.5		–	(0.6)	(0.6)

Pension obligation at end of year	23.8	6.6	30.4		21.7	5.9	27.6

Financial position – plan deficit	(23.8)	(6.6)	(30.4)		(21.7)	(5.9)	(27.6)
Unrecognized net actuarial loss	5.8	1.6	7.4		5.2	1.5	6.7

Amount recognized in other
long-term liabilities at end of year	$(18.0)	$(5.0)	$(23.0)		$(16.5)	$(4.4)	$(20.9)

The net pension cost for funded pension plans for the years ended March 31 included the following components:

(amounts in millions)				2007		2006	2005

Current service cost				$6.8		$4.7	$3.6
Plan expenses				–		0.3	0.3
Interest cost on pension obligations				10.0		10.1	9.0
Actual return on plan assets				(19.2)		(13.3)	(12.6)
Net actuarial loss on benefit obligation				10.0		9.0	15.4
Past service cost arising from plan amendments in the period				–		–	0.9

Pension cost before adjustments to recognize the long-term nature of plans				7.6		10.8	16.6

Adjustments to recognize long-term nature of plans:
Difference between expected return and actual return on plan assets				8.1		4.2	4.8
Difference between actuarial loss recognized for the year and
actual actuarial loss on benefit obligations for the year				(7.4)		(6.7)	(14.0)
Difference between amortization of past service cost for the
year and actual plan amendments for the year				0.5		0.5	(0.4)

Total adjustment				1.2		(2.0)	(9.6)

Net pension cost				8.8		8.8	7.0
Curtailment				(0.9)		–	–
Curtailment/settlement of discontinued operations				–		–	1.3

Net pension cost including curtailment/settlement of discontinued operations				$7.9		$8.8	$8.3

The following components are combinations of the items presented above:

(amounts in millions)				2007		2006	2005

Expected return on plan assets				$(11.1)		$(9.1)	$(7.8)
Amortization of net actuarial loss				2.6		2.3	1.4
Amortization of past service costs				0.5		0.5	0.5

86 | CAE 2007 Q4 REPORT

With respect to the supplemental arrangements, the net pension cost is as follows:

(amounts in millions)	2007	2006	2005

Current service cost	$1.5	$1.1	$0.8
Interest cost on pension obligations	1.3	1.2	1.0
Net actuarial loss on benefit obligations	1.0	5.1	1.0

Pension cost before adjustments to recognize the long-term nature of plans	3.8	7.4	2.8

Adjustments to recognize the long-term nature of plans:
Difference between actuarial loss recognized for the year and
actual actuarial loss on benefit obligations for the year	(0.6)	(5.0)	(1.0)

Net pension cost	3.2	2.4	1.8

Curtailment/settlement of discontinued operations	–	–	(0.4)

Net pension cost including curtailment/settlement of discontinued operations	$3.2	$2.4	$1.4

The following components are combinations of the items presented above:

(amounts in millions)	2007	2006	2005

Amortization of net actuarial loss	$0.4	$0.1	$–

With regard to the Beyss plan, the deficit as at March 31, 2007 is $3.2 million ($2.9 million as at March 31, 2006) and this amount is recognized entirely in other long-term liabilities (Note 13) which means that there is no unrecognized amount for this plan. The 2007 net pension cost for this plan is $0.1 million.

Additional information on Canadian-funded pension plan assets – weighted average asset allocations by asset category are as follows:

	Allocation of plan assets at
	measurement dates

	December 31,	December 31,
Asset Category	2006	2005

Equity securities	65%	63%
Fixed-income securities	35%	37%

Total	100%	100%

The target allocation percentage for equity securities is 63%, which includes a mix of Canadian, U.S. and international equities, and for the fixed-income securities is 37%, which must be rated BBB or higher. Individual asset classes are allowed to fluctuate slightly and are rebalanced regularly. CAE, through its fund managers, is responsible for investing the assets so as to achieve return in line with underlying market indexes. The investment policy has been modified at the end of December 2005 to allow active management of Canadian equities, which represents approximately 35% of the fund.

Netherlands Pension Plan assets are invested through an insurance company, and the asset allocation is approximately 74% in fixed income and 26% in equities.

The asset allocation for the United Kingdom Pension Plan asset is approximately 31% in fixed income and 69% in equities. Additional information on employer contributions:

		Funded Plan	Supplemental Arrangements

(amounts in millions)	Canadian	Foreign	Canadian	Foreign

Actual contribution – fiscal 2006	$10.6	$0.9	$1.4	$0.3
Actual contribution – fiscal 2007	9.7	0.9	1.2	0.3
Expected contribution – fiscal 2008 (unaudited)	9.1	0.9	1.2	0.4

CAE 2007 Q4 REPORT | 87

NOTE 23 – EMPLOYEE FUTURE BENEFITS (CONT’D)
Additional information about benefit payments expected to be paid in future years:

		Funded Plans		Supplemental Arrangements

(amounts in millions)	Canadian	Foreign		Canadian	Foreign

Years ending March 31,
2008	$10.2	$0.2		$1.2	$0.4
2009	10.9	0.4		1.2	0.4
2010	11.7	0.3		1.3	0.4
2011	12.7	0.5		1.4	0.3
2012	13.7	0.8		1.4	0.3
2013 – 2017	84.7	4.5		9.0	1.6

Significant assumptions (weighted average):

		2007			2006
	Canadian	Foreign		Canadian	Foreign

Pension obligations as of March 31:
Discount rate	5.25%	4.70%		5.25%	4.15%
Compensation rate increases	3.50%	1.90%		3.50%	1.80%
Net pension cost:
Expected return on plan assets	7.00%	5.60%		6.50%	5.00%
Discount rate	5.25%	4.30	%(1)	6.00%	4.15%
Compensation rate increases	3.50%	1.80	%(1)	4.50%	1.80%

(1) Note that, due to the inclusion of the U.K. plan in 2007, these assumptions are different than those used to value the pension obligation as at March 31, 2006.

For the purpose of calculating the expected return on plan assets, historical and expected future returns were considered separately for each class of assets based on the asset allocation and the investment policy.

The Company measures its benefit obligations and fair value of plan assets for accounting purposes on December 31 of each year. The most recent actuarial valuation of the pension plans for funding purposes was on December 31, 2004 for the Canadian employee funded plans. The next required valuation will be on December 31, 2007 for both funded plans.

An actuarial valuation of the funded United Kingdom plan is made every three years on March 31. The last actuarial valuation was filled on March 31, 2006.

The funded plan in the Netherlands and the three supplemental arrangements are valued annually on December 31.

NOTE 24 – INVESTMENT TAX CREDITS

The Company is subject to a review by the taxation authorities in various jurisdictions. The determination of tax liabilities and investment tax credits (ITCs) recoverable involve certain uncertainties in the interpretation of complex tax regulations. Therefore, the Company provides for potential tax liabilities and ITCs recoverable based on Management’s best estimates. Differences between the estimates and the ultimate amounts of taxes and ITCs are recorded in earnings at the time they can be determined. In the first quarter of fiscal 2005, an amount of $11.4 million, net of tax of $4.7 million, of ITCs was recognized in net earnings and $0.4 million was recorded against deferred development costs. These amounts related to the results of reviews by the taxation authorities for fiscal years 2000 to 2002 and to Management’s reassessment of its best estimate of potential tax liabilities for the subsequent fiscal years. On a per segment basis, gross ITCs were recognized as follows: Simulation Products/Civil at $9.8 million, Simulation Products/ Military at $4.4 million and discontinued operations at $1.9 million.

88 | CAE 2007 Q4 REPORT

For fiscal 2005, the following table provides the earnings from continuing operations before interest and income taxes amounts by segment, including and excluding ITC provisions reversed based on recent tax reviews:

	Including	Excluding
	ITC Provisions	ITC Provisions
(amounts in millions)	Reversed (1)	Reversed (1)

Simulation Products/Civil	$7.8	$(2.0)
Simulation Products/Military	26.5	22.1

	$34.3	$20.1

(1) Restated (Note 1)

NOTE 25 – RESTRUCTURING COSTS

In fiscal 2004 and 2005, the Company proceeded with three measures intended to restore its profitability, cash flows and return on investment. The first two initiatives were announced at the end of the fourth quarter of fiscal 2004 and were carried out during the first and second quarters of fiscal 2005.

The first initiative resulted in a restructuring charge of $8.2 million that was recorded in the results of the fourth quarter of fiscal 2004. An amount of $0.7 million related to the sale of its Marine Controls segment has been allocated to discontinued operations. The charge included severance and other involuntary termination costs that related mainly to the workforce reduction of approximately 250 employees in the Montreal plant, following the loss of a major simulation equipment contract to a competitor. The complete amount was disbursed during the first and second quarters of fiscal 2005.

The second initiative was designed to integrate a number of functions at certain European training centres. A restructuring charge of $1.8 million, mainly for severance and other costs, was also recorded in the results of the fourth quarter of fiscal 2004. During fiscal 2005, an amount of $1.2 million was disbursed, leaving a provision of $0.6 million, mostly paid during the second quarter of fiscal 2006.

During the fourth quarter of 2005, following a comprehensive review of current performance and the strategic orientation of its operations, the Company announced a broad Restructuring Plan (third initiative) aimed at the elimination of existing duplications between the civil and military segments and the achievement of a more competitive cost structure. The plan, which included a workforce reduction of approximately 450 employees and the closing of redundant facilities, had a significant effect on the Company’s operations in Montreal and around the world, including some European and U.S. training centres. A restructuring charge of $24.5 million, consisting mainly of severance and other related costs, was included in the net earnings (loss) of the fourth quarter of fiscal 2005. Since fiscal 2005, cumulative restructuring charges of $44.6 million, consisting mainly of employee termination costs and other related costs, and including additional expenditures of $1.2 million incurred this year, have been recorded in the Company’s results. The restructuring initiative is substantially completed.

The following table provides the restructuring charge for each reportable segment:

(amounts in millions)	2007	2006	2005

Simulation Products/Civil	$–	$2.8	$7.6
Simulation Products/Military	–	4.3	10.8
Training & Services/Civil	1.2	11.6	4.9
Training & Services/Military	–	0.2	1.2

	$1.2	$18.9	$24.5

CAE 2007 Q4 REPORT | 89

NOTE 25 – RESTRUCTURING COSTS (CONT’D)
The continuity of the restructuring provision is as follows:

	Employee
	termination	Other
(amounts in millions)	costs	costs	Total

Costs charged to expenses	$8.7	$0.6	$9.3
Payments made	(8.2)	(0.5)	(8.7)

Balance of provision as at March 31, 2004	0.5	0.1	0.6
Costs charged to expenses	20.8	3.7	24.5
Payments made	(12.1)	(1.8)	(13.9)

Balance of provision as at March 31, 2005	9.2	2.0	11.2
Costs charged to expenses	12.6	6.3	18.9
Payments made	(9.3)	(7.6)	(16.9)
Foreign exchange	(0.5)	(0.1)	(0.6)

Balance of provision as at March 31, 2006	12.0	0.6	12.6
Reversal of provision	(1.9)	–	(1.9)
Costs charged to expenses	–	3.1	3.1
Payments made	(7.6)	(3.2)	(10.8)
Foreign exchange	0.4	–	0.4

Balance of provision as at March 31, 2007	$2.9	$0.5	$3.4

NOTE 26 – VARIABLE INTEREST ENTITIES

The following table summarizes, by segment, the total assets and total liabilities of the significant variable interest entities (VIEs) in which the Company has a variable interest as at March 31:

(amounts in millions)		2007		2006

	Assets	Liabilities	Assets	Liabilities

Training and Services/Civil:
Sale and leaseback structures
Air Canada Training Centre – Fiscal 2000	$14.0	$14.0	$14.7	$14.7
Emirates-CAE Flight Training Centre – Fiscal 2002(1)	12.5	12.5	13.1	13.1
Toronto Training Centre – Fiscal 2002	11.9	11.9	12.4	12.4
Denver/Dallas – Fiscal 2003	54.1	54.1	56.4	56.4
SimuFlite – Fiscal 2004	76.8	76.8	80.0	80.0
North East Training Centre – Fiscal 2006	–	–	28.4	28.4

Assets and liabilities of non-consolidated VIEs subject to disclosure	$169.3	$169.3	$205.0	$205.0

Training and Services/Military:
Sale and leaseback structures
Aircrew Training Centre – Fiscal 1998	$63.7	$50.0	$56.3	$45.9

Consolidated assets and liabilities before allowing for its
classification as a VIE and the Company being the primary beneficiary	$63.7	$50.0	$56.3	$45.9

Simulation Products/Military:
Partnership arrangements
Eurofighter Simulation Systems – Fiscal 1999	$125.8	$121.7	$221.5	$218.2

Assets and liabilities of non-consolidated VIEs subject to disclosure	$125.8	$121.7	$221.5	$218.2

(1)	The sale and leaseback structure was entered into when the asset was located in the Company’s Toronto Training Center. The asset has since been relocated. On October 4, 2006, the asset was contributed to the Emirates-CAE Flight Training Centre.

90 | CAE 2007 Q4 REPORT

The detailed impact per balance sheet item is as follows as of January 1, 2005:

Consolidated in
(amounts in millions)	fiscal 2005

Assets
Property, plant and equipment	$46.9

$46.9
Liabilities
Accounts payable and accrued liabilities	$0.6
Long-term debt (including current portion)	41.3
Future income tax liabilities	1.8

$43.7
Shareholders’ Equity
Retained earnings	$3.3
Currency translation adjustment	(0.1)

$46.9

The liabilities recognized as a result of consolidating this VIE do not represent additional claims on the Company’s general assets; rather, they represent claims against the specific assets of the consolidated VIE. Conversely, assets recognized as a result of consolidating this VIE do not represent additional assets that could be used to satisfy claims against the Company’s general assets. Additionally, the consolidation of this VIE did not result in any change in the underlying tax, legal or credit exposure of the Company.

SALE AND LEASEBACK STRUCTURES

A key element of CAE’s finance strategy to support the investment in its civil and military training and services business is the sale and leaseback of certain FFSs installed in the Company’s global network of training centres. This provides CAE with a cost-effective long-term source of fixed-cost financing. A sale and leaseback structure arrangement can be executed only after the FFS has achieved certification by regulatory authorities (i.e. the simulator is installed and is available to customers for training). The sale and leaseback structures are typically structured as leveraged leases with an owner-participant.

The Company has entered into sale and leaseback arrangements with special purpose entities (SPEs). These arrangements relate to simulators used in the Company’s training centres for the military and civil aviation segments. These leases expire at various dates up to 2023, with the exception of one in 2037. Typically, the Company has the option to purchase the equipment at a specific time during the lease terms at a specific purchase price. Some leases include renewal options at the end of the term. In some cases, the Company has provided guarantees for the residual value of the equipment at the expiry date of the leases or at the date the Company exercises its purchase option. Secured long-term debt and third-party equity investors who, in certain cases, benefit from tax incentives finance these SPEs. The equipment serves as collateral for the long-term debt of the SPEs.

The Company’s variable interests in these SPEs are solely through fixed purchase price options and residual value guarantees, except for one case where it is in the form of equity and subordinated loan. In another case, the Company also provides administrative services to the SPE in return for a market fee. As at March 31, 2006, the Company also had a variable interest in another specific SPE through the form of a cost sharing construction agreement. During fiscal 2007, the cost sharing construction agreement has ended and, as a result as at March 31, 2007, the Company no longer has a variable interest in this SPE.

The Company concluded that some of these SPE are VIEs for which CAE is the primary beneficiary of only one as at March 31, 2007 and March 31, 2006. The assets and liabilities of this VIE are fully consolidated into the Company’s consolidated financial statements as at March 31, 2007 and March 31, 2006 before allowing for its classification as a VIE and the Company being the primary beneficiary. For all of the other SPEs that are VIEs, the Company is not the primary beneficiary and consolidation is not appropriate under AcG-15. As at March 31, 2007, the Company’s maximum potential exposure to losses relating to these non-consolidated SPEs was $47.1 million ($47.7 million in 2006).

PARTNERSHIP ARRANGEMENTS

The Company entered into partnership arrangements to provide manufactured military simulation products as well as training and services for both the military and civil segments.

CAE 2007 Q4 REPORT | 91

NOTE 26 – VARIABLE INTEREST ENTITIES (CONT’D)

The Company’s involvement with entities, in connection with these partnership arrangements, is mainly through investments in their equity and/or in subordinated loans and through manufacturing and long-term training service contracts. The Company concluded that certain of these entities are VIEs, but the Company is not the primary beneficiary. Accordingly, these entities have not been consolidated. The Company continues to account for these investments under the equity method, recording its share of the net earnings or loss based on the terms of the partnership arrangements. As at March 31, 2007 and 2006, the Company’s maximum off-balance sheet exposure to losses related to these non-consolidated VIEs, other than from its contractual obligations, was not material.

NOTE 27 – OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

The Company elected to organize its businesses based principally on products and services. Effective April 1, 2005, the Company changed its internal organizational structure such that operations are managed through four segments:

(i)	Simulation Products/Civil: Designs, manufactures and supplies civil flight simulators, training devices and visual systems.

(ii)	Simulation Products/Military: Designs, manufactures and supplies advanced military training products for air, land and sea applications.

(iii)	Training & Services/Civil: Provides business and commercial aviation training and related services.

(iv)	Training & Services/Military: Supplies military turnkey training and operational solutions, support services, life extensions, systems maintenance and modelling and simulation solutions.

Due to this change, the corresponding items of segment information for earlier periods have been reclassified to conform to the new internal organization. The accounting policies of each segment are the same as those described in Note 1.

Prior to fiscal 2006, the Company’s operations were broken down into the following operating segments: Military Simulation & Training (Military), Civil Simulation & Training (Civil) and Marine Controls (Marine) until the latter’s disposal in the fourth quarter of fiscal 2005.

RESULTS BY SEGMENT

The profitability measure employed by the Company for making decisions about allocating resources to segments and assessing segment performance is earnings before other income (expense) net, interest, income taxes and discontinued operations (hereinafter referred to as Segment Operating Income). The Simulation Products/Civil and the Simulation Products/Military segments operate under an integrated organization sharing substantially all engineering, development, global procurement, program management and manufacturing functions. The accounting principles used to prepare the information by operating segments are the same as those used to prepare the Company’s Consolidated Financial Statements. Transactions between operating segments are mainly simulator transfers from the Simulation Products/Civil segment to the Training & Services/Civil segment, which are recorded at cost. The method used for the allocation of assets jointly used by operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is made based on a proportion of each segment’s cost of sales.

92 | CAE 2007 Q4 REPORT

	Simulation Products			Training & Services				Total
(amounts in millions)	2007	2006	2005	2007	2006	2005	2007	2006	2005

		Restated	Restated		Restated	Restated		Restated	Restated
		(Note 1)	(Note 1)		(Note 1)	(Note 1)		(Note 1)	(Note 1)
Civil
External revenue	$348.1	$257.0	$213.4	$336.9	$322.3	$306.8	$685.0	$579.3	$520.2
Segment Operating Income	60.4	29.9	7.8	64.3	57.1	39.8	124.7	87.0	47.6
Depreciation and amortization
• Property, plant and equipment	5.2	5.5	7.5	39.5	36.6	34.9	44.7	42.1	42.4
• Intangible and other assets	4.2	5.8	4.6	6.0	6.7	10.4	10.2	12.5	15.0
Capital expenditures	14.4	5.7	10.9	108.1	87.5	100.6	122.5	93.2	111.5

Military
External revenue	$357.5	$327.4	$278.9	$208.2	$200.5	$187.1	$565.7	$527.9	$466.0
Segment Operating Income	39.1	27.0	26.5	33.7	18.7	20.8	72.8	45.7	47.3
Depreciation and amortization
• Property, plant and equipment	6.0	6.1	8.7	4.3	4.3	4.0	10.3	10.4	12.7
• Intangible and other assets	3.0	7.7	0.7	2.6	2.7	4.0	5.6	10.4	4.7
Capital expenditures	5.5	6.0	4.4	30.1	30.9	2.1	35.6	36.9	6.5

Total
External revenue	$705.6	$584.4	$492.3	$545.1	$522.8	$493.9	$1,250.7	$1,107.2	$986.2
Segment Operating Income	99.5	56.9	34.3	98.0	75.8	60.6	197.5	132.7	94.9
Depreciation and amortization
• Property, plant and equipment	11.2	11.6	16.2	43.8	40.9	38.9	55.0	52.5	55.1
• Intangible and other assets	7.2	13.5	5.3	8.6	9.4	14.4	15.8	22.9	19.7
Capital expenditures	19.9	11.7	15.3	138.2	118.4	102.7	158.1	130.1	118.0

EARNINGS (LOSS) BEFORE INTEREST AND INCOME TAXES

The following table provides a reconciliation between total Segment Operating Income and earnings (loss) before interest and income taxes:

(amounts in million)	2007	2006	2005

		Restated	Restated
		(Note 1)	(Note 1)
Total Segment Operating Income	$197.5	$132.7	$94.9
Foreign exchange gain on the reduction of the investment in
certain self-sustaining subsidiaries(a)	–	5.3	–
Impairment of goodwill, tangible and intangible assets (Note 5)	–	–	(443.3)
Restructuring charge (Note 25)	(1.2)	(18.9)	(24.5)
Other costs associated with the Restructuring Plan (b)	(6.9)	(15.1)	–

Earnings (loss) before interest and income taxes	$189.4	$104.0	$(372.9)

(a)	The Company reduced the capitalization of its certain self-sustaining subsidiaries. Accordingly, the corresponding amount of foreign exchange accumulated in the cumulative translation adjustment account was transferred to the Consolidated Statements of Earnings.

(b)	Since the beginning of fiscal year 2006, the Company has also incurred incremental costs related to its Restructuring Plan which are included in earnings (loss) according to GAAP. These costs are not included in the Segment Operating Income. A significant portion relates to the re-engineering of the Company’s business processes from which a portion is associated with the deployment of the ERP system (excluding the portion capitalized).

The Company also incurred costs related to the review of its strategy and other costs associated with its restructuring activities.

CAE 2007 Q4 REPORT | 93

NOTE 27 – OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION (CONT’D)

ASSETS EMPLOYED BY SEGMENT

CAE uses assets employed to assess resources allocated to each segment. Assets employed include accounts receivable, inventories, prepaid expenses, property, plant and equipment, goodwill, intangible assets and other assets. Assets employed exclude cash, income tax accounts, assets held for sale and assets of certain non-operating subsidiaries.

	As at March 31	As at March 31
(amounts in millions)	2007	2006

Simulation Products/Civil	$188.0	$163.5
Simulation Products/Military	251.2	225.2
Training & Services/Civil	973.8	833.8
Training & Services/Military	208.7	166.7

Total assets employed	1,621.7	1,389.2

Assets not included in assets employed	334.5	326.9

Total assets	$1,956.2	$1,716.1

GEOGRAPHIC INFORMATION

The Company markets its products and services in over 19 countries. Sales are attributed to countries based on the location of customers.

(amounts in millions)	2007	2006	2005

Revenue from external customers
Canada	$137.5	$100.1	$81.4
United States	398.6	393.5	413.5
United Kingdom	98.1	80.2	85.3
Germany	153.3	153.3	110.2
Netherlands	92.4	104.6	56.8
Other European countries	127.1	41.3	81.1
China	56.3	56.4	37.9
United Arab Emirates	52.5	61.7	–
Other Asian countries	70.8	54.9	31.6
Other countries	64.1	61.2	88.4

	$1,250.7	$1,107.2	$986.2

		As at March 31	As at March 31
(amounts in millions)		2007	2006

Property, plant and equipment, goodwill and intangible assets
Canada		$145.5	$169.0
United States		290.1	296.8
South America		55.5	40.9
United Kingdom		142.8	100.3
Spain		89.9	84.9
Germany		53.3	30.1
Netherlands		140.8	133.6
Other European countries		62.7	65.5
United Arab Emirates		72.8	0.4
Asia		44.1	25.2
Other countries		22.0	7.9

		$1,119.5	$954.6

94 | CAE 2007 Q4 REPORT

NOTE 28 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which differ in certain respects from those principles that the Company would have followed if its consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

As required by the United States Securities and Exchange Commission (SEC), the effect of these principal differences on the Company’s consolidated financial statements is described and quantified as follows:

RECONCILIATION OF NET EARNINGS (LOSS) IN CANADIAN GAAP TO U.S. GAAP
Years ended March 31

(amounts in millions, except per share amounts)	Notes	2007	2006	2005

			Restated	Restated
			(Note 1)	(Note 1)
Net earnings (loss) in accordance with Canadian GAAP		$127.4	$63.6	$(199.6)
Results of discontinued operations in accordance with Canadian GAAP		(1.7)	(6.0)	104.8

Earnings (loss) from continuing operations
in accordance with Canadian GAAP		129.1	69.6	(304.4)
Deferred development costs excluding amortization noted below	A	(3.4)	(5.4)	3.4
Amortization of deferred development costs	A	4.8	13.1	3.9
Deferred pre-operating costs excluding amortization noted below	B	(6.9)	2.0	5.6
Amortization of pre-operating costs	B	3.0	4.0	6.1
Financial instruments	C, M	7.0	7.9	(4.8)
Variable interest entities	G	–	–	1.1
Reduction of the net investment in self–sustaining operations	H	–	(5.3)	–
Goodwill impairment	E	–	–	(11.6)
Stock-based compensation	L	5.2	2.2	(0.1)
Future income tax relating to the above adjustments		(2.9)	(7.6)	2.4

Earnings (loss) from continuing operations
before cumulative effect of accounting change – U.S. GAAP		$135.9	$80.5	$(298.4)
Results of discontinued operations in accordance
with U.S. GAAP	A, B, C, H	(1.7)	(6.0)	98.9

Net earnings (loss) before cumulative effect
of accounting change – U.S. GAAP		$134.2	$74.5	$(199.5)
Cumulative effect of accounting change on prior years	D, G	–	–	(0.6)

Net earnings (loss) in accordance with U.S. GAAP		$134.2	$74.5	$(200.1)

Basic and diluted earnings (loss) per share from continuing operations
in accordance with U.S. GAAP		$0.54	$0.32	$(1.21)

Basic and diluted results per share from discontinued operations
in accordance with U.S. GAAP		$(0.01)	$(0.02)	$0.40

Basic and diluted net earnings (loss) per share before cumulative
effect of accounting change in accordance with U.S. GAAP		$0.53	$0.30	$(0.81)

Basic and diluted net earnings (loss) per share in accordance with U.S. GAAP		$0.53	$0.30	$(0.81)

Dividends per common share		$0.04	$0.04	$0.10

Weighted average number of common shares outstanding (basic)		251.1	249.8	247.1

Weighted average number of common shares outstanding (diluted)		253.0	252.1	247.9

CAE 2007 Q4 REPORT | 95

NOTE 28 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONT’D)

COMPREHENSIVE INCOME

Years ended March 31

(amounts in millions)	Notes	2007	2006	2005

Net earnings (loss) in accordance with U.S. GAAP		$134.2	$74.5	$(200.1)
Change in accumulated minimum pension liability,
net of taxes expense of $5.3; 2006 – net of tax recovery of $0.1;
2005 – net of tax recovery of $1.7	J	11.7	(0.1)	(4.2)
Change in foreign currency translation adjustments	G, H, I	27.5	(43.6)	(41.3)

Comprehensive income		$173.4	$30.8	$(245.6)

ACCUMULATED OTHER COMPREHENSIVE LOSS IN ACCORDANCE WITH U.S. GAAP
Years ended March 31

(amounts in millions)	Notes	2007	2006	2005

Accumulated other comprehensive loss at beginning of year		$(122.0)	$(78.3)	$(32.8)
Foreign currency translation adjustment	H	27.5	(43.6)	(41.3)
Change in minimum pension liability	J	11.7	(0.1)	(4.2)
Unrecognized actuarial gains and losses and
past service costs on defined benefit pension plan,
net of tax recovery $14.9	J	(33.0)	–	–

Accumulated other comprehensive loss at end of year		$(115.8)	$(122.0)	$(78.3)

RECONCILIATION OF SHAREHOLDERS’ EQUITY IN CANADIAN GAAP TO U.S. GAAP
As at March 31

(amounts in millions)		Notes	2007	2006

				Restated
				(Note 1)
Shareholders’ equity in accordance with Canadian GAAP			$829.9	$672.2
Deferred development costs, net of tax recovery of $12.7 (2006 – $13.3)		A	(12.0)	(12.8)
Deferred pre-operating costs, net of tax recovery of $4.5 (2006 – $2.9)		B	(8.6)	(6.3)
Financial instruments, net of tax recovery of $5.5 (2006 – $7.7)		C, M	(12.9)	(17.7)
Defined benefit and other post-retirement benefit, net of tax recovery of $18.0
(2006 – $8.4 )		J	(40.0)	(18.7)
Stock-based compensation, net of tax expense of $3.3 (2006 – $1.6)		L	7.0	3.1

Shareholders’ equity in accordance with U.S. GAAP			$763.4	$619.8

96 | CAE 2007 Q4 REPORT

CONSOLIDATED BALANCE SHEETS IN ACCORDANCE WITH U.S. GAAP
As at March 31

(amounts in millions)	Notes		2007		2006

		Canadian	U.S.	Canadian	U.S.
		GAAP	GAAP	GAAP	GAAP
				Restated
				(Note 1)
Assets
Current assets
Cash and cash equivalents		$150.2	$150.2	$81.1	$81.1
Accounts receivable	C	219.8	221.2	172.6	172.6
Derivative instruments	C	–	8.7	–	4.5
Inventories	C	203.8	206.0	180.9	180.9
Prepaid expenses	C	23.5	23.6	25.2	25.2
Income taxes recoverable		24.7	24.7	75.7	75.7
Future income taxes	C	3.7	8.4	5.7	9.1

		$625.7	$642.8	$541.2	$549.1

Property, plant and equipment, net	M	$986.6	$984.3	$832.1	$832.1
Future income taxes	A, B, C, E, G, J, L	81.5	125.0	78.2	109.5
Derivative instruments	C	–	8.6	–	3.2
Intangible assets	J	36.0	36.0	30.5	36.1
Goodwill		96.9	96.9	92.0	92.0
Other assets	A, B, J	129.5	68.2	136.2	100.9
Long-term assets held for sale		–	–	5.9	5.9

		$1,956.2	$1,961.8	$1,716.1	$1,728.8

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	C	$403.9	$404.4	$373.7	$373.7
Deposits on contracts	C	184.8	187.9	146.4	146.4
Derivative instruments	C	–	14.8	–	11.2
Current portion of long-term
debt due within one year		27.2	27.2	10.4	10.4
Future income taxes	C	4.9	8.3	14.5	15.9

		$620.8	$642.6	$545.0	$557.6

Long-term debt	O	$256.0	$254.5	$260.9	$260.9
Deferred gains and other long-term liabilities	C, J, L, M	232.7	251.8	211.2	239.2
Derivative instruments	C	–	25.3	–	21.9
Future income taxes	C, L	16.8	24.2	26.8	29.4

		$1,126.3	$1,198.4	$1,043.9	$1,109.0

Shareholders’ Equity
Capital stock	F, K	$401.7	$645.9	$389.0	$633.2
Contributed surplus	L	5.7	6.3	5.6	5.8
Retained earnings	A, B, C, D, E, F,
	G, H, K, L	510.2	227.0	392.8	102.8
Currency translation adjustment	H, I	(87.7)	–	(115.2)	–
Accumulated other comprehensive loss	H, J	–	(115.8)	–	(122.0)

		$829.9	$763.4	$672.2	$619.8

		$1,956.2	$1,961.8	$1,716.1	$1,728.8

CAE 2007 Q4 REPORT | 97

NOTE 28 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONT’D)

CONSOLIDATED STATEMENT OF CASH FLOWS

Under U.S. GAAP reporting, separate subtotals within operating, financing and investment activities would not be presented. The reconciliation of cash flows under Canadian GAAP to conform to U.S. GAAP is as follows:

Years ended March 31

(amounts in millions)	Notes	2007	2006	2005

			Restated	Restated
			(Note 1)	(Note 1)
Net cash provided by operating activities
in accordance with Canadian GAAP		$239.3	$228.0	$201.0
Deferred development costs	A	(3.0)	(1.8)	(9.9)
Deferred pre-operating costs	B	(5.9)	(0.7)	(1.7)
Variable interest entities	G	–	–	5.6
Deferred pre-operating costs related to discontinued operations	B	–	–	(0.4)

Net cash provided by operating activities in accordance with U.S. GAAP		$230.4	$225.5	$194.6

Net cash (used in) provided by investing activities
in accordance with Canadian GAAP		$(178.1)	$(147.1)	$138.2
Deferred development costs	A	3.0	1.8	9.9
Deferred pre-operating costs	B	5.9	0.7	1.7
Deferred pre-operating costs related to discontinued operations	B	–	–	0.4

Net cash (used in) provided by investing activities
in accordance with U.S. GAAP		$(169.2)	$(144.6)	$150.2

Net cash provided by (used in) financing activities
in accordance with Canadian GAAP		$3.5	$(53.2)	$(337.3)
Variable interest entities	G	–	–	(5.6)

Net cash provided by (used in) financing activities
in accordance with U.S. GAAP		$3.5	$(53.2)	$(342.9)

RECONCILIATION ITEMS

A)	Deferred development costs

Under U.S. GAAP, development costs are expensed as incurred. Under Canadian GAAP, certain development costs are capitalized and amortized over their estimated useful lives if they meet the criteria for deferral. The difference between U.S. GAAP and Canadian GAAP represents the gross development costs capitalized in the respective year, net of the reversal of amortization expense recorded for Canadian GAAP relating to amounts previously capitalized (refer to Note 11).

B)	Deferred pre-operating costs

Under U.S. GAAP, pre-operating costs are expensed as incurred. Under Canadian GAAP, the amounts are deferred and amortized over five years based on the expected period and pattern of benefit of the deferred expenditures. The difference between U.S. GAAP and Canadian GAAP represents the gross pre-operating costs capitalized in the respective year, net of the reversal of amortization expense recorded for Canadian GAAP relating to amounts previously capitalized (refer to Note 11).

C)	Financial instruments

Derivative financial instruments

Under Canadian GAAP, the Company recognizes the gains and losses on forward contracts entered into for hedging purposes in income concurrently with the recognition of the transactions being hedged. The interest payments relating to swap contracts are recorded in net earnings (loss) over the life of the underlying transaction on an accrual basis as an adjustment to interest income or interest expense. Under U.S. GAAP, all derivatives, including embedded derivatives in host contracts, are recorded on the consolidated balance sheet at fair value. Realized and unrealized gains and losses resulting from the valuation of derivatives at market value are recognized in net (loss) earnings as the gains and losses arise and not concurrently with the recognition of the transactions being hedged, as the Company does not apply the optional hedge accounting provisions of Statement of Financial Accounting Standards (SFAS) 133, 138 and 149.

98 | CAE 2007 Q4 REPORT

Interest rate swap

Under Canadian GAAP, the deferred gain on interest rate swaps are amortized against the interest expense of the relevant long-term debt over the remaining terms of the swaps. Under U.S. GAAP, the interest rate swaps do not qualify for hedge accounting and are recorded on the consolidated balance sheet at fair value. As a result, the amortization of the deferred gain on interest rate swaps under Canadian GAAP is reversed for the purposes of U.S. GAAP.

D)		Adjustments for changes in accounting policies

Under U.S. GAAP, the cumulative effect of certain accounting changes had to be included in earnings (loss) in the year of the change. Under Canadian GAAP, the impact is reflected through retained earnings.

E)		Goodwill impairment

Under Canadian GAAP, upon the purchase of Schreiner, a foreign exchange gain was recorded in fiscal 2002 as a reduction of goodwill on the forward contract hedge of the foreign currency denominated purchase price. Under U.S. GAAP, this gain was recorded in earnings. In fiscal 2005, Management performed a comprehensive review of current performance and strategic orientation of its business units, which led to the review of the carrying amount of certain assets such as the goodwill of Schreiner. Accordingly, an additional impairment charge of $7.9 million (net of tax of $3.7 million) was recorded in earnings as per U.S. GAAP.

F)		Reduction in stated capital

On July 7, 1994, the Company applied a portion of its deficit as a reduction of its stated capital in the amount of $249.3 million. Under U.S. GAAP, the reduction of stated capital would not be permitted.

G)		Variable interest entities

The Company enters into sale and leaseback arrangements with special purposes entities (SPEs) relating to simulation equipment used in the Company’s training centre. Prior to the adoption of Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 46 Consolidation of Variable Interest Entities, the Company consolidated SPEs when their legal stated capital represented less than 3% of their assets. Under those rules, three SPEs were consolidated.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. This interpretation clarifies how to apply Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, to those entities defined as Variable Interest Entities, when equity investors are not considered to have a controlling financial interest or they have not invested enough equity to allow the entity to finance its activities without additional subordinated financial support from other parties. This interpretation requires that existing unconsolidated variable interest entities be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. An entity that holds a significant variable interest but is not the primary beneficiary is subject to specific disclosure requirements.

In December 2003, the FASB revised FIN 46 (FIN 46R) to make certain technical corrections and address certain implementation issues that had arisen. FIN 46R provided a new framework for identifying Variable Interest Entities (VIEs) and for determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements. The Company was required to replace FIN 46 provisions with FIN 46R provisions to all newly created post-January 31, 2003 entities as at the end of the first period ending after March 15, 2005. Beginning April 1, 2004, as a foreign private issuer, the company applied the provisions of FIN 46R to entities created before February 1, 2003. The Company adopted FIN 46R on April 1, 2004.

The Company, upon adoption of FIN 46R, concluded that two out of the three SPEs that were consolidated under the old rules were no longer required to be consolidated. The impact on the Company’s net earnings (loss) of the deconsolidation was $0.6 million.

	A	similar accounting standard under Canadian GAAP, AcG 15, Consolidation of Variable Interest Entities, has been adopted by the Company on January 1, 2005. Due to a different application date between Canadian and U.S. GAAP, the Company had to record, in fiscal 2005, a decrease of $0.6 million (net of taxes of $0.5 million) in its net earnings (loss) as per U.S. GAAP.

In fiscal 2006, the Company decided to repurchase the asset (simulator) previously included in the consolidated VIE thereby eliminating the requirement to consolidate the VIE in the Company’s consolidated financial statement, under the variable interest entity notion.

H)		Foreign currency translation adjustment

Under U.S. GAAP, foreign currency translation adjustment is included as a component of comprehensive income. Under Canadian GAAP, the concept of comprehensive income will be applicable, for the Company, starting on April 1, 2007 and until the application of the new standards, the currency translation adjustment is included as a component of shareholders’ equity. In fiscal 2006, the Company transferred to consolidated earnings (loss) an amount of $5.3 million (2005 – $6.6 million, included in results of discontinued operations) as a result of reductions in net investments in self-sustaining foreign operations. Under U.S. GAAP the reduction in currency translation adjustment account is not permitted.

I)		Comprehensive income

	U.	S. GAAP requires disclosure of comprehensive income, which includes net income and other comprehensive income. Other comprehensive income includes currency translation adjustments, change in minimum pension liability and defined benefit and other post-retirement adjustment. Under Canadian GAAP, the requirement to report comprehensive income will be applicable for the Company on April 1, 2007.

CAE 2007 Q4 REPORT | 99

NOTE 28 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONT’D)

J)	Defined benefit and other post-retirement benefit

Until the application of FAS 158, Accounting for Defined Benefit Plans and Other Post-Retirement Benefits – an amendment of FAS Statements No. 87, 88 ,106 and 132(R), the provisions under U.S. GAAP of FAS 87, Employers’ Accounting for Pensions, required that if the accumulated benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the consolidated balance sheet is less than the minimum liability. Any portion of the additional liability that relates to unrecognized past service costs is recognized as an intangible asset while the remainder is charged to comprehensive income. The concept of additional minimum liability does not currently exist under Canadian GAAP.

During fiscal 2007, the Company prospectively adopted FAS 158. Under this statement, the over-funded or under-funded status of a defined benefit pension and other post-retirement benefit plans must be recognized as an asset or liability on the consolidated balance sheet. Any unrecognized actuarial gains or losses, prior service cost or credits and unrecognized net transitional assets or obligations must be recognized as a component of accumulated other comprehensive income. This concept does not currently exist under Canadian GAAP.

K)	Share issue costs

Under Canadian GAAP, costs related to share issuance can be presented in retained earnings, net of taxes. In fiscal 2004, the Company included share issued costs of $5.1 million into its retained earnings. Under U.S. GAAP, these costs were recorded as a reduction of capital stock.

L)	Stock-based compensation

Under Canadian GAAP, the Company has adopted EIC-162 in the third quarter of fiscal 2007, with restatement of prior periods. Under U.S. GAAP, the Company adopted SFAS No. 123R (revised 2004), Share-Based Payment, on April 1, 2006, which has the same requirements as EIC-162 under Canadian GAAP except FAS 123R is to be applied prospectively from April 1, 2006 to new option awards that have retirement eligibility provisions. Consequently, this creates a discrepancy in the compensation expense reported in each year.

M)	Interest on Receivables and Payables

Under U.S. GAAP, when evaluating the fair value of a non-interest bearing note payable, a current market interest rate for transactions with similar terms should be used for the discounting.

N)	Accounting for joint ventures

U.S. GAAP requires the Company’s investments in joint ventures to be accounted for using the equity method. However, under an accommodation of the SEC, accounting for joint ventures need not to be reconciled from Canadian to U.S. GAAP. The different accounting treatment affects only display and classification and not earnings or shareholders’ equity.

O)	Transaction costs

Under Canadian GAAP, transaction costs on long-term debt are presented in Other assets as a deferred charge. U.S. GAAP requires that transaction costs be reported as a direct reduction of long-term debt.

ACCOUNTING CHANGES

Accounting for stock-based compensation

Prior to April 1, 2003, CAE had elected to measure stock-based compensation using the intrinsic value base method of accounting. In that instance, however, under SFAS 123, the Company is required to make pro forma disclosures of net earnings (loss), basic earnings (loss) per share and diluted earnings (loss) per share using the fair value method of accounting for stock-based compensation granted prior to April 1, 2003.

Pro forma net earnings (loss) and pro forma basic and diluted net earnings (loss) per share are presented as follows:

(amounts in millions, except per share amounts)	2007	2006	2005

Net earnings (loss), as reported per U.S. GAAP	$134.2	$74.5	$(200.1)
Additional compensation expense recorded	3.0	2.5	2.0

Net earnings (loss) before the effect of stock-based compensation	137.2	77.0	(198.1)
Pro forma impact	(3.0)	(4.2)	(6.4)

Pro forma net earnings (loss)	134.2	72.8	(204.5)

Pro forma basic and diluted net earnings (loss) per share	0.53	0.29	(0.83)

Under Canadian GAAP, as described in Note 1, the Company has adopted EIC-162 in the third quarter of fiscal 2007, with restatement of prior periods. EIC-162 requires that the stock-based compensation expense for employees who will become eligible for retirement during the vesting period be recognized over the period from grant date to the date the employee becomes eligible to retire. In addition, if an employee is eligible to retire on the grant date, the compensation expense must be recognized at that date.

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Under U.S. GAAP, the Company adopted SFAS No. 123R (revised 2004), Share-Based Payment, on April 1, 2006, which has the same requirements as EIC-162 under Canadian GAAP except FAS 123R is to be applied prospectively from April 1, 2006 to new option awards that have retirement eligibility provisions. The nominal vesting period approach is continued for any option awards granted prior to adopting FAS 123R and for the remaining portion of unvested outstanding options.

Inventory Costs

In November 2004, FASB issued SFAS No. 151, Inventory Costs, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current period charges, and to require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance was effective for inventory costs incurred during fiscal 2007 and there were no adjustments in the company’s consolidated financial statements.

Quantifying Misstatements in the Financial Statements

In September 2006, the SEC Staff issued Staff Accounting Bulletin (SAB) 108, Quantifying Misstatements in the Financial Statements. SAB 108 requires that misstatements identified in the current year financial statements which result from misstatements of prior year financial statements be quantified and evaluated using a dual approach that includes both an income statement and balance sheet assessment of any misstatement. The guidance was effective for fiscal years ending after November 15, 2006 and there were no adjustments in the company’s consolidated financial statements.

Defined benefit pension and other postretirement plans

In September 2006, the FASB issued FAS 158. FAS 158 requires an entity to: (i) recognize the over-funded or under-funded status of a benefit plan as an asset or liability in the balance sheet; (ii) recognize the existing unrecognized net gains and losses, unrecognized prior-service costs and credits, and unrecognized net transition assets or obligations in other comprehensive income; and (iii) measure defined benefit plan assets and obligations as of the year-end balance sheet date. This statement is effective prospectively at the end of fiscal year 2007 in respect to the recognition requirements described in (i) and (ii) above. In regards to the measurement date changes mentioned in (iii) above, the effective date is the end of fiscal year 2009. The effect of implementing FAS 158 is outlined in the table as follows:

As at March 31, 2007

(amounts in millions)

	Amounts prior	Effect
	to adopting	of adopting
	FAS 158	FAS 158	As reported
Assets
Intangible assets	$0.4	$(0.4)	$–
Other assets	24.1	(22.0)	2.1
Future income taxes	3.1	14.9	18.0
Liabilities
Accounts payable and accrued liabilities	–	(1.7)	(1.7)
Deferred gains and other long-term liabilities	(37.4)	(23.8)	(61.2)
Shareholders’ Equity
Accumulated other comprehensive loss	7.0	33.0	40.0

RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48). This interpretation prescribes a more likely than not recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition of a tax position, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, and expanded income tax disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of this interpretation on its consolidated financial statements.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, to increase consistency and comparability in fair value measurements and to expand their disclosures. The new standard includes a definition of fair value as well as a framework for measuring fair value. The standard is effective for fiscal periods beginning after November 15, 2007 and should be applied prospectively, except for certain financial instruments where it must be applied retrospectively as a cumulative-effect adjustment to the balance of opening retained earnings in the year of adoption. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

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NOTE 28 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONT’D)

The Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective on April 1, 2008. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

Accounting for Servicing of Financial Assets

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. The new standard, which is an amendment to SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125, requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable and permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. If an entity uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities, it can simplify its accounting since SFAS No. 156 permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments in the same accounting period. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

ADDITIONAL U.S. GAAP DISCLOSURES

i) Statements of earnings

Years ended March 31

(amounts in millions)		2007		2006		2005

	Canadian	U.S.	Canadian	U.S.	Canadian	U.S.
	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP
Revenues from sales of simulators (1)	$705.6	$699.0	$584.4	$584.4	$492.3	$489.4
Revenues from sales of
training and services (1)	$545.1	$545.4	$522.8	$522.8	$493.9	$493.9
Cost of sales from simulators	$427.5	$427.5	$386.8	$386.8	$332.1	$332.1
Cost of sales from training and services	$308.8	$312.7	$314.2	$308.2	$284.3	$268.8
Research and development expenses (2)	$80.3	$78.9	$62.6	$54.9	$55.7	$63.0
Rental expenses	$72.6	$72.6	$80.5	$80.5	$94.0	$94.0
Selling, general and
administrative expenses	$166.9	$161.7	$133.5	$131.3	$122.7	$122.8
Foreign exchange gain	$(2.9)	$(15.4)	$(8.4)	$(10.7)	$(5.2)	$(2.5)
Impairment charges	$–	$ –	$–	$ –	$443.3	$440.4
Interest expense	$10.6	$9.8	$16.2	$15.9	$32.1	$33.9

(1)	Taxes assessed by government authorities that are directly imposed on revenue-producing transactions between the Company and customers are excluded from revenues.

(2)	Research and development expense is before governments’ contribution.

ii) Balance sheet

Accounts payable and accrued liabilities on a U.S. GAAP basis are presented as follows:

As at March 31

(amounts in millions)	2007	2006

Accounts payable trade	$166.8	$133.6
Contract liabilities	71.1	88.7
Income tax payable	8.6	2.5
Other accrued liabilities	157.9	148.9

Accounts payable and accrued liabilities	$404.4	$373.7

Accounts receivable from governments amounted to $62.7 million as of March 31, 2007 (2006 – $51.2 million).

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iii) Income taxes

The components of earnings (loss) before income taxes and income taxes on a Canadian GAAP basis are as follows:

Years ended March 31

(amounts in millions)	2007	2006	2005

Earnings (loss) before income taxes
Canada	$38.8	$(19.0)	$(86.9)
Other countries	140.0	106.8	(318.1)

	$178.8	$87.8	$(405.0)

Current income taxes
Canada	$53.8	$4.2	$(1.8)
Other countries	10.1	8.9	15.3

	$63.9	$13.1	$13.5

Future income taxes
Canada	$(41.2)	$(7.0)	$(26.0)
Other countries	27.0	12.1	(88.1)

	$(14.2)	$5.1	$(114.1)

Total income tax expense (recovery)	$49.7	$18.2	$(100.6)

iv) Product warranty costs

The Company has warranty obligations in connection to the sale of its civil and military simulators. The original warranty period is usually for a two-year period. The cost incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time revenue is recognized. The Company estimates its warranty cost for a given product based on past experience. The change in the Company’s accrued warranty liability on a Canadian and U.S. GAAP basis, is as follows:

As at March 31

(amounts in millions)	2007	2006

Accrued warranty liability at beginning of year	$8.7	$5.3
Warranty settlements during the year	(5.2)	(4.1)
Warranty provisions	6.8	6.9
Adjustments for changes in estimates	0.4	0.6

Accrued warranty liability at the end of year	$10.7	$8.7

v) Impairment of goodwill, tangible and intangible assets

During fiscal 2005, the Company recorded an impairment charge of $443.3 million as per Canadian GAAP. For U.S. GAAP purposes, the impairment was different as the Company expenses development and pre-operating costs when incurred and because the carrying amount of goodwill is different for Canadian and U.S. GAAP (refer to E).

Accordingly, the Company recorded a $440.4 million impairment charge for U.S. GAAP purposes, virtually all related to its Civil business, detailed as follows:

(amounts in millions)	2005

Goodwill	$216.8
Customer relations	86.7
Trade names	20.4
Property, plant and equipment (simulators)	78.4
Inventories	33.3
Other assets	4.8

$440.4

CAE 2007 Q4 REPORT | 103

NOTE 29 – COMPARATIVE FINANCIAL STATEMENTS

The comparative Consolidated Financial Statements have been reclassified from statements previously presented to conform to the presentation adopted in the current year.

NOTE 30 – SUBSEQUENT EVENTS

ENGENUITY

In April 2007, the Company acquired 14,948,215 common shares of Engenuity Technologies Inc. (Engenuity) representing approximately 85.7% of the total outstanding number thereof. On May 25 2007, the holders of common shares of Engenuity adopted a special resolution approving the amalgamation of Engenuity with 4341392 Canada Inc., a wholly-owned subsidiary of CAE Inc. per the amalgamation agreement. As a result, Engenuity became a wholly-owned subsidiary of CAE Inc. Engenuity develops commercial-off-the-shelf (COTS) simulation and visualization software for the aerospace and defence markets. Total consideration for this acquisition, including acquisition costs, amounted to $23.4 million in cash.

The preliminary fair value of net assets acquired are summarized as follows:

(amounts in millions)

Current assets (1)	$6.4
Current liabilities	(10.4)
Property, plant and equipment	1.5
Other assets	7.4
Intangible assets	8.7
Goodwill(2)	11.8
Long-term liabilities	(4.5)

Fair value of net assets acquired, excluding cash position at acquisition	20.9
Cash position at acquisition	2.5

Total consideration:	$23.4

(1)	Excluding cash on hand

(2)	This goodwill is not deductible for tax purposes

The allocation of the purchase price is based on Management’s best estimate of the fair value of assets and liabilities. Allocation involves a number of estimates as well as the gathering of information over a number of months. The allocation of the purchase price is preliminary and is expected to be completed in the near future. The net assets of Engenuity, excluding income taxes, will be included in both the Simulation Products/Military and Training & Services/Military segment.

MULTIGEN-PARADIGM INC.

In April 2007, the Company signed an agreement with Parallax Capital Partners, LLC and others to acquire MultiGen-Paradigm Inc., for approximately US$16 million in cash. The acquisition was completed in May 2007.

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